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EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

DATED SEPTEMBER 15, 2004

BY AND AMONG

RUSH ENTERPRISES, INC.
RUSH TRUCK CENTERS OF TEXAS, L.P.,
RUSH TRUCK CENTERS OF ALABAMA, INC.,
RUSH TRUCK CENTERS OF TENNESSEE, INC.,
RUSH TRUCK CENTERS OF INDIANA, INC.,
RUSH ADMINISTRATIVE SERVICES, INC.,

AND

AMERICAN TRUCK SOURCE, INC.,
AMERICAN TRUCK SOURCE FINANCIAL CORPORATION,
DALLAS PETERBILT, LTD., L. L. P.
LOUISVILLE PETERBILT, INC.,
NASHVILLE PETERBILT, INC.,
BIRMINGHAM PETERBILT, INC.,
AMERICAN TRUCK SOURCE LEASING, INC.
HIGHLAND PARK LAND CO., INC.
JOHN D. MOORE,
JESSE T. KIRK
AND
MILO KIRK

i

	4.16	Environmental Protection Laws.	19
	4.17	No Underground Storage Tanks	20
	4.18	Brokers and Finders	20
	4.19	Deposits	20
	4.20	Work Orders	21
	4.21	Telephone Numbers	21
	4.22	Insurance	21
	4.23	Warranties and Product Liability	21
	4.24	Representations and Warranties of the Shareholders	21
	4.25	No Untrue Statements	22
	4.26	Disclaimer of Other Representations and Warranties	22
5.	REPRESENTATIONS AND WARRANTIES OF RUSH AND PURCHASER		23
	5.1	Incorporation	23
	5.2	Authorization	23
	5.3	Brokers and Finders	23
	5.4	Effect of Agreement	23
	5.5	Employment of Seller's Employees	23
	5.6	Authorized Motor Vehicle Dealer	23
6.	SURVIVAL.		23
7.	CONTRACTS PRIOR TO THE CLOSING DATE.		24
	7.1	Approval of Contracts	24
	7.2	Contracts Included in Assets	24
8.	COVENANTS OF SELLER AND THE SHAREHOLDERS PRIOR TO CLOSING DATE		25
	8.1	Access to Information	25
	8.2	General Affirmative Covenants	25
	8.3	General Negative Covenants	26
	8.4	Disclosure of Misrepresentations and Breaches	26
	8.5	Government Filing	26
	8.6	Access to and Inspection of Premises	26
	8.7	Insurance	27
9.	COVENANTS REGARDING THE CLOSING.		27
	9.1	Covenants of Seller and the Shareholders	27

	9.2	Covenants of Purchaser	28
	9.3	Covenants of Purchaser, Seller and/or Shareholders.	28
10.	CONDITIONS TO OBLIGATIONS OF PURCHASER		29
	10.1	Accuracy of Representations and Warranties and Fulfillment of Covenants	29
	10.2	No Governmental Actions	29
	10.3	No Adverse Change	29
	10.4	Update of Contracts	29
	10.5	Notices and Consents	30
	10.6	Lease Assignments; Approval by Lessor	30
	10.7	Dealer License	30
	10.8	Inventory Audit	30
	10.9	Due Diligence	30
	10.10	Dealership Agreement	30
	10.11	Corporate Approval	30
	10.12	Transfer and Assignment Documents	30
	10.13	Liens Released	30
	10.14	HSR Act	31
	10.15	Financing	31
	10.16	Closing of Real Property Contracts	31
	10.17	Closing of the Agreements for Lease Assignment	31
	10.18	Peterbilt, PACCAR and PACCAR Leasing Consent	31
11.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		31
	11.1	Accuracy of Representations and Warranties and Fulfillment of Covenants	31
	11.2	Governmental Approvals	31
	11.3	Inventory Audit	31
	11.4	Closing of Property Contracts	31
	11.5	Lease Assignments; Approval by Lessor	31
	11.6	Dealership Agreement	31
	11.7	Tax Law Changes	31
	11.8	Sale of Securities or Other Financing	32
	11.9	PACCAR and PACCAR Leasing Consent	32
	11.10	Additional Consents	32
	11.11	HSR	32

12.	SPECIAL CLOSING AND POST-CLOSING COVENANT.		32
	12.1	Further Assurances	32
	12.2	Delivery of Funds and Other Assets Collected by Seller, Rush or Purchaser	32
	12.3	Change of Name of Seller	32
	12.4	Access to Files	32
	12.5	Exchange Act Filing; Cooperation	33
	12.6	Nondisclosure of Confidential Information.	33
	12.7	Assignment of Contracts	33
	12.8	Noncompetition; Nonsolicitation.	34
	12.9	Repayment of Receivables from Affiliates	35
	12.10	Repossession Losses, Finance Charge Backs and Buybacks	36
	12.11	Collection of Warranty Receivables and Delivery of Funds to Seller	36
	12.12	Release of Guarantees	36
13.	INDEMNITY BY SELLER AND THE SHAREHOLDERS.		36
	13.1	Indemnity	36
	13.2	Environmental Liability of Seller and the Shareholders	37
	13.3	Payment	38
	13.4	Limitations on Indemnification	38
	13.5	Insurance and Refunds	38
14.	INDEMNITY BY PURCHASER.		39
	14.1	Indemnity	39
	14.2	Payment	39
	14.3	Limitations on Indemnification	39
	14.4	Insurance and Refunds	40
15.	INDEMNIFICATION MATTERS		40
	15.1	Third-Party Claims	40
	15.2	Exclusive Remedy	41
	15.3	Limitation on Damages	42
	15.4	Survival of Indemnification Obligations	42
16.	ASSUMPTION OF LEASES		42
17.	SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER.		42
	17.1	New Employees of Purchaser	42

	17.2	Cooperation in Employment Screening	43
	17.3	Existing Employee Plans; Assumption of Vacation and Sick Leave Obligations	43
18.	TERMINATION		43
	18.1	Mutual Consent	43
	18.2	Failure of Purchaser to Waive Condition	43
	18.3	Non-Satisfaction of Conditions	43
	18.4	Failure to Close	43
	18.5	Termination Fee	44
	18.6	Provisions that Survive Termination	44
19.	NOTICES		44
20.	GENERAL PROVISIONS.		45
	20.1	Governing Law; Interpretation; Section Headings	45
	20.2	Severability	46
	20.3	Entire Agreement	46
	20.4	Expenses	46
	20.5	Binding Effect	46
	20.6	Assignment	46
	20.7	Amendment; Waiver	46
	20.8	Gender; Numbers	47
	20.9	Certain Interpretive Matters and Definitions	47
	20.10	Counterparts	47
	20.11	Facsimile Execution and Delivery	47
	20.12	Press Releases	47
	20.13	Review of Counsel	47
	20.14	Arbitration.	47
	20.15	Bulk Transfer Laws	49

v

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 15th day of September 2004, by and among Rush Enterprises, Inc., a Texas corporation ("Rush"); Rush Truck Centers of Texas, L.P., a Texas limited partnership ("Rush Texas"); Rush Truck Centers of Alabama, Inc., a Delaware corporation ("Rush Alabama"); Rush Truck Centers of Tennessee, Inc., a Delaware corporation ("Rush Tennessee"); Rush Truck Centers of Indiana, Inc., a Delaware corporation ("Rush Indiana"); Rush Administrative Services, Inc., a Delaware corporation ("Rush Administrative Services," and collectively with Rush Texas, Rush Alabama, Rush Tennessee and Rush Indiana, "Purchaser"); American Truck Source, Inc., a Delaware corporation ("ATS"); Dallas Peterbilt, Ltd., L.L.P., a Texas limited liability partnership ("ATS Texas"); Birmingham Peterbilt, Inc., a Texas corporation ("ATS Alabama"); Nashville Peterbilt, Inc., a Tennessee corporation ("ATS Tennessee"); Louisville Peterbilt, Inc., an Indiana corporation ("ATS Indiana"); Highland Park Land Co., Inc., a Texas corporation ("ATS Land"); American Truck Source Leasing, Inc., a Tennessee corporation ("ATS Leasing"); American Truck Source Financial Corporation, a Texas corporation ("ATS Financial," and collectively with ATS, ATS Texas, ATS Alabama, ATS Tennessee, ATS Indiana, ATS Land and ATS Leasing, "Seller"); and John D. Moore, Jesse T. Kirk and Milo Kirk, individual residents of the State of Texas (collectively, the "Shareholders").

RECITALS

        WHEREAS, Seller is the owner of all right, title and interest in and to the assets described in Section 2.1 hereto, with such assets being the assets currently used in the conduct of the heavy duty truck sales, service, parts, finance and leasing business operated by Seller in Dallas, Texas; Abilene, Texas; Fort Worth, Texas; Tyler, Texas; Birmingham, Alabama; Nashville, Tennessee; and Jeffersonville, Indiana (collectively, the "Business");

        WHEREAS, Seller desires to sell the assets to Purchaser and Purchaser desires to acquire the assets from Seller, all pursuant to this Agreement as hereinafter provided; and

        WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated by this Agreement;

        NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        1.    GENERAL DEFINITIONS.     For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

        "AAA" shall have the meaning assigned to it in Section 20.14.

        "Affected Employees" shall have the meaning assigned to it in Section 17.1.

        "Affiliate" of any Person shall mean any Person Controlling, Controlled by or under common Control with such Person.

        "Agreements for Lease Assignment" shall have the meaning assigned to it in Section 8.6.

        "Arbitration Award" shall have the meaning assigned to it in Section 20.14.

        "Arbitrator" shall have the meaning assigned to it in Section 20.14.

        "Article" shall mean an Article of this Agreement, unless otherwise stated.

        "Assets" shall have the meaning assigned to it in Section 2.1.

        "Assumed Obligations" shall have the meaning assigned to it in Section 3.2.

        "Balance Sheet Date" shall have the meaning assigned to it in Section 4.3.

        "Best Knowledge" shall mean both what a natural Person actually knows, as well as what that Person should have known in the ordinary course of conducting the day-to-day business of an entity of which that Person is an officer or director. When used with respect to Seller, the term "Best Knowledge" shall only mean either (a) matters that the Shareholders or James Templer, Chief Financial Officer of ATS, actually know, or (b) what the Shareholders or James Templer should have known in the ordinary course of conducting the day-to-day business of an entity of which any of them is an officer or director.

        "Business" shall have the meaning set forth in the Recitals.

        "Business Days" shall mean any day other than Saturday, Sunday or any other day on which federally chartered commercial banks are authorized or required by law to close.

        "Closing" shall have the meaning assigned to it in Section 2.5.

        "Closing Date" shall have the meaning assigned to it in Section 2.5.

        "COBRA" shall have the meaning assigned to it in Section 17.1.

        "Code" shall mean the Internal Revenue Code of 1986, as amended (or the applicable provisions of any succeeding statute).

        "Collective Bargaining Agreement" shall have the meaning assigned to it in Section 4.7.

        "Contracts" shall have the meaning assigned to it in Section 4.8.

        "Contracts in Transit Receivables" shall mean all amounts due to Seller from PACCAR Financial or third party financing sources for trucks sold prior to and including the Closing Date which have not been paid to Seller on or prior to the Closing Date.

        "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.

        "Dealer Cost" shall mean manufacturers' invoice price to Seller for each motor vehicle held by Seller in its New Vehicle Inventory, reduced by the amount of all manufacturers' rebates, allowances and other price reductions paid or credited to such Seller on each such vehicle (other than the manufacturers' reimbursement for dealer preparation and delivery expenses and any floor plan interest credits for such vehicle), and increased by such Seller's actual cost and expense of installation of dealer-installed options on such vehicle and the pre-delivery inspection costs incurred by such Seller in the normal course of business that are not reimbursed by the manufacturer; provided such inspection costs for each motor vehicle shall be limited to the lesser of the actual cost of such pre-delivery inspection to the new truck department of such Seller or $850 per Class 8 truck and $400 per Class 7 truck included in the Assets.

        "Dealership Leased Facilities" shall mean the real property and improvements leased by Seller in Abilene, Texas; Fort Worth, Texas; Birmingham, Alabama; and Nashville, Tennessee.

        "Dealership Locations" shall mean Seller's Peterbilt motor vehicle sales, parts and service dealership facilities currently operated by Seller in Abilene, Texas; Irving, Texas; Fort Worth, Texas; Tyler, Texas; Birmingham, Alabama; Nashville, Tennessee; and Jeffersonville, Indiana.

        "Dealership Owned Properties" shall mean the real property and improvements owned by Seller in Irving, Texas; Fort Worth, Texas; Temple, Texas; Tyler, Texas; Nashville, Tennessee; and Jeffersonville, Indiana.

        "Deposits" shall have the meaning assigned to it in Section 4.19.

        "Disclosure Schedule" shall mean the disclosure schedule delivered by Seller and the Shareholders to Purchaser concurrently with the execution and delivery of this Agreement unless later delivery is made of an amendment or supplement thereto, as such disclosure schedule may be amended or supplemented until 20 days after the date of this Agreement, and as updated, as appropriate, as of the Closing Date.

        "Dispute" shall have the meaning assigned to it in Section 20.14.

        "DOJ" shall have the meaning assigned to it in Section 9.3.

        "Employee" or "Employees" shall mean any employee of Seller, including, without limitation, part-time employees, inactive employees and employees on an approved leave.

        "Employee Plan" shall mean each material plan, program, or other arrangement, whether or not set forth in a collective bargaining agreement, providing for severance, termination pay, performance awards, stock or stock related awards, or employee benefits, including, without limitation each "employee benefit plan" within the meaning of Section 3(3) of ERISA.

        "Encumbrance" shall mean any security interest, mortgage, pledge, trust, lien, charge, option, restriction, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership, community property interest, equitable interest, right of first refusal or other right or interest of any third Person of any nature whatsoever.

        "Environmental Claim" shall have the meaning assigned to it in Section 13.2.

        "Environmental Permit" shall have the meaning assigned to it in Section 13.2.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" shall have the meaning assigned to it in Section 18.5.

        "Escrow Agreement" shall have the meaning assigned to it in Section 18.5.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Excluded Assets" shall have the meaning assigned to it in Section 2.1.

        "Financial Statements" shall have the meaning assigned to it in Section 4.3.

        "FTC" shall have the meaning assigned to it in Section 9.3.

        "GAAP" shall mean United States generally accepted accounting principles as in effect as of the date of the financial statement to which it applies, consistently applied.

        "Governmental Authority" shall mean any and all federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, arbitrators, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

        "Governmental Requirements" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

        "HSR Act" shall have the meaning assigned to it in Section 9.3.

        "IBS" shall mean Interstate Billing Service, Inc.

        "Income Tax" shall mean any federal, state, local or foreign tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.

        "Income Tax Return" shall mean all returns, declarations, reports, estimates, claim for refund or information returns or statements relating to or required to be filed in connection with Income Taxes, including any schedule or attachment thereto.

        "Indemnified Person" shall have the meaning assigned to it in Section 15.1.

        "Indemnifying Person" shall have the meaning assigned to it in Section 15.1.

        "Inventory Vendor Cost" shall mean the cost charged to Seller by a vendor or supplier of any product included within the Assets for the purchase thereof according to said vendor's or supplier's Latest Price List, net of part specific rebates, allowances and other price reductions.

        "Jointly and Severally" shall mean jointly and severally between the Seller and the Shareholders; provided, however, that Jesse T. Kirk and Milo Kirk shall only be liable for 80% of any liability (on a joint and several basis between them), and John D. Moore shall only be liable for 20% of any liability notwithstanding that Seller may not have sufficient assets to satisfy any liability or obligation.

        "Latest Price Lists" means the most recently published or distributed vendor or supplier price lists as of the Closing Date with respect to any of the Assets.

        "Lease Assignment" shall mean the written assignments of the various leases covering the Dealership Leased Facilities between Seller, as assignor, and Purchaser, as assignee.

        "Leased Vehicle Inventory" shall mean all motor vehicles leased by Seller to third party customers owned by or under lease to Seller.

        "MSOs" shall mean manufacturers statements of origin.

        "Multiemployer Plan" shall mean any multiemployer defined benefit pension plans (as defined in ERISA Section 4001(a)(3)) subject to Title IV of ERISA.

        "New Vehicle Inventory" shall mean all new untitled 2004 and 2005 Peterbilt motor vehicles owned by a Seller, which have original MSOs and which have less than 15,000 miles on the odometer.

        "Non-Obsolete" shall mean new and unused parts and accessories, in original packaging and unbroken lots, with part numbers that have been sold during the last 12 months and that are current and returnable to the vendor or supplier of such part or accessory, according to the most recently published (as of the Closing Date) parts catalogues published by the suppliers thereof.

        "Notice to Arbitrate" shall have the meaning assigned to it in Section 20.14.

        "PACCAR" shall mean PACCAR, Inc.

        "PACCAR Financial" shall mean PACCAR Financial Corp.

        "PACCAR Leasing" shall mean PACCAR Leasing Company.

        "Permitted Encumbrances" shall mean (a) liens for Taxes or assessments accrued but not due as of the Closing Date that will not be paid by Purchaser pursuant to Section 3.4; (b) all routine governmental approvals; (c) easements, rights-of-way, rights of use, servitudes, permits, surface leases and other rights in respect of real property, none of which interfere with the current use or impair the value of the Dealership Locations; (d) the Real Property Contracts and Agreements of Lease Assignment; (e) Encumbrances described on Schedule 4.10; (f) statutory and conventional liens securing payments to mechanics and materialmen or others, payment of taxes or other claims or payment obligations that will be paid by Seller and are, in each case, not yet delinquent, or if delinquent, are being contested in good faith in the ordinary course of business; (g) Encumbrances related to any

Assumed Obligations; (h) any nondelinquent obligations or duties to any municipality or public authority with respect to any franchise, grant, certificate, license or permit, and all applicable laws; and (i) liens that will be released simultaneously with Closing.

        "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

        "Peterbilt" shall mean Peterbilt Motors Company, a division of PACCAR and any successor thereto.

        "Post-Signing Due Diligence" shall have the meaning assigned to it in Article 6.

        "Proceeds or Refunds" shall have the meaning assigned to it in Section 13.5.

        "Purchase Price" shall have the meaning assigned to it in Section 3.1.

        "Purchaser Certificate" shall mean the certificate to be delivered at Closing to Seller pursuant to Section 11.1.

        "Purchaser Damages" shall have the meaning assigned to it in Section 13.1.

        "Purchaser Environmental Liabilities" shall have the meaning assigned to it in Section 13.2.

        "Purchaser Indemnified Parties" shall have the meaning assigned to it in Section 13.1.

        "Purchaser Indemnifying Parties" shall have the meaning assigned to it in Section 14.1.

        "Purchaser Welfare Plans" shall have the meaning assigned to it in Section 17.1.

        "Real Property Contracts" shall have the meaning assigned to it in Section 8.6.

        "Reference Balance Sheet" shall have the meaning assigned to it in Section 4.3.

        "Requirement of Environmental Law" shall have the meaning assigned to it in Section 13.2.

        "Returnable Core Inventory" shall mean all cores that are current and returnable pursuant to manufacturer's guidelines, as determined by Purchaser.

        "Rules" shall have the meaning assigned to it in Section 20.14.

        "Rush" shall mean Rush Enterprises, Inc., a Texas corporation and the parent corporation of Purchaser.

        "Savings Plan" shall mean the American Truck Source T. Rowe Price 401(k) Century Plan.

        "Schedule" shall mean the Schedules to this Agreement (as supplemented or amended in the manner set forth in the definition of "Disclosure Schedule"), unless otherwise stated, and shall include the Disclosure Schedule. The Schedules to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Schedules to this Agreement, or both.

        "SEC" shall mean the Securities and Exchange Commission.

        "Section" shall mean a Section of this Agreement, unless otherwise stated.

        "Seller Certificate" shall mean the certificate to be delivered at Closing to Purchaser pursuant to Section 10.1.

        "Seller Damages" shall have the meaning assigned to it in Section 14.1.

        "Seller Facility" shall mean any site or physical location at which Seller employs Employees or operates the Business.

        "Seller Indemnified Parties" shall have the meaning assigned to it in Section 14.1.

        "Seller Indemnifying Parties" shall have the meaning assigned to it in Section 13.1.

        "Tax" or "Taxes" shall mean all federal, state, local, foreign or provincial taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, unitary, severance and employees' income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by the United States, or any Governmental Authority, including, without limitation, any interest, penalties or additions to tax with respect to such Taxes imposed by any Governmental Authority.

        "Tax Benefit" shall mean the net reduction of Tax liabilities resulting from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that could have been reported or taken into account (including by way of any increase in basis) in any taxable period (or portions thereof).

        "Tax Return" shall mean all returns, declarations, reports, estimates, claim for refund or information returns or statements relating to or required to be filed in connection with Taxes, including any schedule or attachment thereto.

        "Termination Fee" shall have the meaning assigned to it in Section 18.5.

        "Third Party Claim" shall have the meaning assigned to it in Section 15.1.

        "Transferred Employees" shall have the meaning assigned to it in Section 17.1.

        "Tribunal" shall have the meaning assigned to it in Section 20.14.

        "Truck Receivables" shall mean all amounts due or to become due to Seller from purchasers of trucks sold and delivered to Purchaser prior to and including the Closing Date.

        "Used Truck Inventory" shall mean all used trucks held for resale and owned by Seller.

        "Waste Materials" shall have the meaning assigned to it in Section 4.16.

        "Waste Materials Contamination" shall have the meaning assigned to it in Section 4.16.

        "Warranty Receivables" shall mean all amounts due to Seller on the Closing Date from Peterbilt or other vendors or suppliers to reimburse Seller for repairs or replacements to trucks covered by such manufacturer's or vendor's warranty.

        2.    PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.

        2.1   Assets to be Purchased. The assets to be purchased from Seller are the following assets held by Seller as of the Closing Date for use in connection with all or any part of the Business (collectively, the "Assets"), other than Excluded Assets set forth in the last paragraph of this Section 2.1:

    (a)
    all New Vehicle Inventory;

    (b)
    all Leased Vehicle Inventory;

    (c)
    all Used Truck Inventory;

    (d)
    all Non-Obsolete parts and accessories inventory and all chassis kits (excluding core inventory);

    (e)
    all Returnable Core Inventory;

    (f)
    all miscellaneous inventories of gas, diesel fuel, oil, grease, paint and body shop materials;

    (g)
    all work in process and sublet repairs on vehicles in Seller's service departments;

    (h)
    all of Seller's fixtures, furniture and office equipment, excluding any leasehold improvements set forth as Excluded Assets on Schedule 2.1;

    (i)
    all shop equipment and special tools, all parts and accessories equipment and all computer equipment (including related software);

    (j)
    all company vehicles;

    (k)
    all signs, promotional, advertising and training materials;

    (l)
    all sales files and customer lists, and all warranty and service and customer service and repair files, excluding any files that support any receivables retained by the Seller;

    (m)
    to the extent transferable, all intangible assets of Seller not otherwise specified in this Section 2.1 used in the Business in the State of Texas, the State of Alabama, the State of Tennessee and the State of Indiana as a motor vehicle dealer, including any permits or licenses issued by any Governmental Authority of the State of Texas, the State of Alabama, the State of Tennessee or the State of Indiana for Seller's dealerships;

    (n)
    all parts and accessories other than Non-Obsolete parts and accessories inventory and all chassis kits (excluding core inventories);

    (o)
    all customer Deposits and contracts to sell Peterbilt vehicles to customers ordered but not delivered to customers at the time of Closing, subject to a deduction from the Purchase Price at Closing for the amount of any and all customer Deposits;

    (p)
    subject to Purchaser's approval and to the extent transferable, all telephone numbers used by Seller in the operation of Seller's Dealership Locations as well as all post office box addresses used by Seller in the operation of Seller's Dealership Locations;

    (q)
    all leasehold improvements made by Seller at Seller's Dealership Leased Facilities;

    (r)
    all of Seller's notes receivable and leases receivable;

    (s)
    all of Seller's prepaid expenses and Seller deposits as set forth on Attachment A; and

    (t)
    the receivables payable to Seller by the Shareholders, as listed on Attachment B.

        All other assets of Seller not described in this Section 2.1, including, without limitation, cash, marketable securities, bank accounts, Warranty Receivables (subject to Section 12.11), Seller's Used Truck Inventory (subject to the last paragraph of Section 3.1), the aircraft owned by MKJ Aviation, Inc, Truck Receivables and Contracts in Transit Receivables, other deposits (including Deposits) not specifically listed in this Section 2.1 as Assets, and the assets described on Schedule 2.1 (collectively, the "Excluded Assets"), shall not be sold by Seller to Purchaser and Seller shall retain all liabilities with respect to the Excluded Assets.

        2.2   Purchase and Sale. Subject to the terms and conditions of this Agreement, including the condition that Seller consult with Peterbilt and that any attempted or actual sale, transfer or assignment of the Assets by Seller contemplated by this Agreement is subject to Peterbilt, PACCAR and PACCAR Leasing's prior written consent, Seller agrees to sell, assign, transfer and deliver the Assets to Purchaser as set forth in Section 2.3, at the Closing (as hereinafter defined), free and clear of any Encumbrances (except for Permitted Encumbrances, Encumbrances, if any, expressly assumed by Purchaser hereunder or Encumbrances, if any, which remain in place as of the Closing Date to secure Contracts in Transit Receivables, which Encumbrances securing Contracts in Transit Receivables will be removed by payment by Seller within 60 days after Closing), and Purchaser agrees to purchase from Seller the Assets in consideration for the Purchase Price set forth in Section 3.

        2.3   Delivery of Assets and Transfer Documents. At the Closing, Seller and the Shareholders shall take all steps necessary to put Purchaser in possession of the Assets, free and clear of any Encumbrances (except for Permitted Encumbrances or Encumbrances, if any, expressly assumed by Purchaser hereunder or Encumbrances, if any, which remain in place as of the Closing Date to secure Contracts in Transit Receivables, which Encumbrances securing Contracts in Transit Receivables will be removed by payment by Seller within 60 days after Closing), and shall deliver to Purchaser (a) duly executed General Conveyance, Assignment and Assumption Agreements covering the Assets (other than the Dealership Leased Facilities and the Dealership Owned Properties), in substantially the form attached hereto as Exhibit 2.3, (b) duly executed title and transfer documents covering any assets for which there exists a certificate of title and (c) such other duly executed transfer and release documents as Purchaser shall reasonably request to evidence the transfer of the Assets to Purchaser free and clear of any Encumbrances (except for Permitted Encumbrances, Encumbrances, if any, expressly assumed by Purchaser hereunder or Encumbrances, if any, which remain in place as of the Closing Date to secure Contracts in Transit Receivables, which Encumbrances securing Contracts in Transit Receivables will be removed by payment by Seller within 60 days after Closing).

        Rush Texas will acquire the portion of the Assets held by ATS Texas; Rush Alabama will acquire the portion of the Assets held by ATS Alabama; Rush Tennessee will acquire the portion of the Assets held by ATS Tennessee; Rush Indiana will acquire the portion of the Assets held by ATS Indiana; and Rush Administrative Services will acquire the portion of the Assets held directly by ATS and by ATS Financial. Additionally, Rush Texas will acquire the real property owned by ATS Land and ATS Texas that is located in Texas; Rush Alabama will acquire the real property owned by ATS Alabama that is located in Alabama; Rush Tennessee will acquire the real property owned by ATS Tennessee that is located in Tennessee; and Rush Indiana will acquire the real property owned by ATS Indiana that is located in Indiana.

        2.4   Dealership Properties. Promptly following the execution and delivery of this Agreement, the appropriate parties will execute and deliver Real Property Contracts in substantially the form attached hereto as Exhibit 2.4(a) covering the Dealership Owned Properties and will execute Agreements for Lease Assignment covering in substantially the form attached hereto as Exhibit 2.4(b), the Dealership Leased Facilities. With respect to the Dealership Owned Properties, unless expressly stated otherwise in the Real Property Contracts, this Agreement shall control over any conflicting terms and provisions in the Real Property Contracts. With respect to the Dealership Leased Facilities, unless expressly stated otherwise in the Agreements for Lease Assignment, this Agreement shall control over any conflicting terms and provisions set forth in the Agreements for Lease Assignment.

        2.5   Closing; Closing Date. Subject to the terms and conditions of this Agreement, the consummation of the transactions referenced above shall take place (the "Closing") on or before June 30, 2005, at 10:00 a.m., local time, at the offices of Seller, or at such other time, date and place as Purchaser and Seller shall designate in writing. The date of the Closing is referred to herein as the "Closing Date."

        3.    PURCHASE PRICE.

        3.1   Price and Payment. Subject to adjustment as provided in Sections 3.3 and 3.4 with respect to damaged assets, prorations, deposits and certain other items, the aggregate consideration (the "Purchase Price") to be paid by Purchaser for the Assets is as follows:

    (a)
    the sum of $54,000,000 to be paid in cash at Closing; plus

    (b)
    additional amounts set forth in each of Section 3.1(b)(i) through (xvi) to be paid in cash at Closing, which are to be determined as follows:

    (i)
    for all of Seller's New Vehicle Inventory, an amount equal to Dealer Cost; plus

    (ii)
    for all Leased Vehicle Inventory, the book value thereof, as reflected on Seller's books and records, provided such book value is verifiable; plus

    (iii)
    for all of Seller's Used Truck Inventory, an amount based upon an agreed appraisal to be conducted by both Seller and Purchaser of such Used Truck Inventory, taken as a whole, subject to the provisions of the last paragraph of this Section 3.1; plus

    (iv)
    for all Non-Obsolete parts and accessories inventory and chassis kits (other than core inventory), an amount equal to the Inventory Vendor Cost for such parts and accessories; plus

    (v)
    for all Returnable Core Inventory, the Inventory Vendor Cost of the Returnable Core Inventory; plus

    (vi)
    for all inventories of gas, diesel fuel, oil, grease, paint and body shop materials, the book value thereof, as reflected on Seller's books and records, provided such items are verifiable; plus

    (vii)
    for all work in process and sublet repairs, an amount equal to Seller's current cost incurred; plus

    (viii)
    for all of Seller's fixtures, furniture and office equipment, which are not Excluded Assets, an amount equal to the Seller's book value thereof, provided such items are verifiable; plus

    (ix)
    for all of Seller's shop equipment and special tools, all parts and accessories equipment and all computer equipment (including related software), which are not Excluded Assets, an amount equal to the Seller's book value thereof, provided such items are verifiable; plus

    (x)
    for all company vehicles, the book value thereof, as reflected on Seller's books and records, provided such book value is verifiable; plus

    (xi)
    for all parts and accessories other than Non-Obsolete parts and accessories and core inventories, taken as a whole, an amount to be negotiated by Seller and Purchaser, subject to the provisions of the last paragraph of this Section 3.1; plus

    (xii)
    for Seller's leasehold improvements that are not Excluded Assets, the book value thereof, as reflected on Seller's books and records, provided such items are verifiable; plus

    (xiii)
    for all notes receivable and leases receivable, the book value thereof, as reflected on Seller's books and records, provided such receivables are verifiable; plus

    (xiv)
    for all of Seller's prepaid expenses and Seller deposits, the book value thereof, as reflected on Seller's books and records and listed on Attachment A, provided such book value is verifiable; plus

    (xv)
    for the receivables payable to Seller by the Shareholders, the book value thereof, as reflected on Seller's books and records and listed on Attachment B; plus

    (xvi)
    for all Dealership Owned Properties, the book value thereof, as reflected on Seller's books and records, provided such book value is verifiable.

        Purchaser shall not pay any cash for the conveyance of the items identified in Sections 2.1(k), (l) (m) (o) and (p).

        If Purchaser and Seller cannot agree prior to Closing upon an amount to be paid for all of Seller's Used Truck Inventory or an amount to be paid for Seller's parts and accessories other than Non-Obsolete parts and accessories and core inventories, then all transactions contemplated by this Agreement other than the sale of the Seller's Used Truck Inventory and/or Seller's parts and accessories other than Non-Obsolete parts and accessories and core inventories shall occur pursuant to the terms of this Agreement, except that (a) Seller's Used Truck Inventory and/or Seller's parts and accessories (other than Non-Obsolete parts and accessories and core inventories) shall be classified as Excluded Assets; (b) if Seller's Used Truck Inventory is classified as Excluded Assets, then at Seller's option, (i) Seller will sell the trucks that constitute Seller's Used Truck Inventory on a wholesale basis and such action shall not be deemed to violate Section 12.8(a) hereof, or (ii) Purchaser will use commercially reasonable efforts for 120 days after the Closing Date to sell the trucks that constitute Seller's Used Truck Inventory for prices agreed to by one of the Shareholders or their designee on a consigned basis for a fee of 10% of the final sale price of each truck (to be paid to Purchaser); and (c) if Seller's parts and accessories other than Non-Obsolete parts and accessories and core inventories are classified as Excluded Assets, then Purchaser shall use commercially reasonable efforts for a period of 180 days to sell such parts and accessories for the same prices as Purchaser would sell like parts or accessories on a consigned basis for a fee of 10% of the final sale price of each part or accessory. Within five Business Days after the end of such 120 or 180 day period, as applicable, the Seller and the Shareholders, at no cost to Purchaser, will be responsible for removing from the premises of Purchaser all unsold trucks, parts or accessories, that were included in the Excluded Assets pursuant to this paragraph.

        3.2   Assumed Obligations. At the Closing, Purchaser shall assume and agree to timely discharge the following liabilities and obligations of the Seller and the Shareholders (the "Assumed Obligations"): (a) the obligations of Seller under all contracts, agreements, leases and commitments transferred by Seller to Purchaser under this Agreement (i) that are listed and described (or not required to be listed and described) on Schedule 4.8 (as supplemented) or on the updated list of contracts required by Section 10.4, or included in the Assets pursuant to Section 7.2, and (ii) to the extent required to be approved in writing by Purchaser pursuant to the provisions of Article 7, that are so approved; (b) all liabilities described in Section 12.10; (c) assumed Encumbrances, Permitted Encumbrances (to the extent any liabilities or obligations relating thereto have not been retained by Seller or the Shareholders pursuant to this Agreement), expenses to renew or keep in effect Permits, warranty repair costs, costs not covered or reimbursed by PACCAR or Peterbilt in connection with defending product liability litigation; and (d) all liabilities and obligations related to the Assets or Business assumed by Purchaser elsewhere in this Agreement or otherwise in connection with the transactions contemplated hereby; provided that Purchaser specifically does not assume any liabilities of Seller under any contracts or agreements with respect to any breaches or alleged breaches of such contracts or agreements by Seller occurring on or before the Closing Date or any injury to Persons or to property of Seller resulting from acts, events or omissions occurring on or before the Closing Date. Except as specifically set forth in this Section 3.2, Purchaser shall not assume, and shall not be treated as having assumed, any liability or obligation of Seller of any nature whatsoever.

        3.3   Damage to Assets. If, on or before the Closing Date, any of the Assets are damaged or destroyed, Seller will immediately notify Purchaser in writing of such damage or destruction. In the event of any such damage or destruction, Purchaser (a) may choose not to purchase any or all of the damaged or destroyed assets and reduce the cash portion of the Purchase Price by an amount attributable to the damages or destroyed assets which is to be an amount negotiated by Seller and Purchaser and (b) shall complete the purchase of the remainder of the Assets. Purchaser shall have no obligation to purchase any Assets that are damaged or destroyed before the Closing Date.

        3.4   Adjustment of Purchase Price. The Purchase Price shall be adjusted on the Closing Date (a) to reduce the Purchase Price by the amount allocated to any damaged or destroyed Assets as contemplated by Section 3.3; (b) to reduce the Purchase Price by the amount of vacation and sick leave obligations being assumed by Purchaser under Section 17.3; (c) to prorate real property taxes on the Dealership Owned Properties, personal property taxes and assessments on the Assets, lease payments, utilities and other items commonly prorated, in the manner set forth in the Real Property Contracts and the Agreements for Lease Assignment; and (d) subject to Section 4.19, to account for any Deposits held by Seller on the Closing Date. Three days prior to the Closing Date, Seller will provide Purchaser with a statement of adjustments showing all proposed adjustments to the Purchase Price, such statement of adjustments having all reasonable backup documentation for such suggested adjustments. Purchaser and Seller will work to finalize all required adjustments prior to the Closing Date.

        3.5   Non-Income Tax. Purchaser shall be responsible for payment to the appropriate Governmental Authority of all transfer, documentary, sales, use, stamp, registration and other non-Income Taxes and other fees and charges (including penalties and interest) arising in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, those transactions contemplated by Section 2.4, when due. Purchaser will also at its own expense file all necessary non-Income Tax Returns arising in connection with the consummation of the transactions contemplated by this Agreement. In the event a taxing authority asserts that any of the taxes, fees and charges (including penalties and interest) resulting from the transaction set out in this Agreement are due from Seller, and/or Seller is obligated to pay such amounts to a taxing authority, Purchaser agrees to pay such amounts and indemnifies Seller (pursuant to the requirements of Article 14.1 of this Agreement) with respect to any such taxes, fees and charges (including penalties and interest).

        3.6   Allocation of Purchase Price. The Purchase Price (including assumed liabilities) shall be allocated among the Assets in accordance with the allocation determined by the parties as of the Closing Date. The parties agree to report the transactions contemplated by this Agreement for Tax purposes in accordance with such allocation, and each party will indemnify and hold each other party harmless from any loss, cost, damage, additional tax or expense (including attorneys' fees) arising from any failure by the indemnifying party to so report such transactions. Any payments made pursuant to this Section 3.6 shall be reduced by any Tax Benefit realized by the non-indemnifying party as a result of such payment.

        3.7   Sale of Accounts Receivable. The Assets shall not include Seller's accounts receivable for parts, accessories and service. Seller shall sell such accounts receivable to IBS on the Closing Date for 100% of the face value of such accounts receivable. At or prior to the Closing, Purchaser will reimburse Seller for any service fee charged to Seller by IBS in connection with the purchase of Seller's accounts receivable. Seller shall be solely responsible for the repurchase of any unpaid accounts receivable if IBS is unable to collect such accounts. After the Closing Date, Purchaser covenants and agrees not to sell parts or accessories to, or perform service for, any former customer of Seller upon notification by IBS that such customer has not paid any amount due Seller (other than amounts that are subject to a legitimate dispute) for the purchase of parts or the performance of service prior to the Closing Date, for so long as such Customer's accounts receivable due Seller remain unpaid, provided that Purchaser's sale of parts or accessories to such former customers on a cash or credit card basis shall not constitute a violation of Purchaser's covenant and agreement in this sentence, unless knowingly sold to such former customer in violation of this Section 3.7.

        4.    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS.     Seller and the Shareholders hereby Jointly and Severally make the representations and warranties to Purchaser set forth in this Article 4. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 4; provided, however, that any disclosure on any part of the Disclosure Schedule shall be deemed a disclosure on all other parts of the Disclosure Schedule.

        4.1   Organization and Qualification. Except as set forth on Schedule 4.1, Seller and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Seller and each of its subsidiaries is duly authorized or qualified to do business as a foreign corporation or other organization in all jurisdictions in which the ownership, lease or operation of its assets, or the nature of the activities conducted by it requires such qualification or authorization, except for jurisdictions in which the failure to be so qualified or authorized would not reasonably be expected to have a material adverse effect.

        4.2   Capitalization. Schedule 4.2 sets forth a list of all Persons owning capital stock or having options, or other rights currently outstanding for the acquisition or purchase of any shares of the capital stock of ATS and each of its subsidiaries with an indication thereon of the class of capital stock and the number of shares of each class owned or subject to the right to be acquired by each such Person.

        4.3   Financial Statements. Seller has delivered to Purchaser copies of the following financial statements of Seller (the "Financial Statements"), all of which are included on Schedule 4.3 hereto:

    (a)
    Unaudited Balance Sheet of Seller (the "Reference Balance Sheet") as of June 30, 2004 (the "Balance Sheet Date") and Unaudited Income Statement of Seller for the six-month period ended on the Balance Sheet Date; and

    (b)
    Audited Balance Sheets, Income Statements and Statements of Changes in Financial Position for Seller's two most recent fiscal years.

The Financial Statements are true and accurate in all material respects, the financial statements described in Section 4.3(b) have been prepared in accordance with GAAP throughout the periods indicated, and the Financial Statements present fairly in all material respects the financial condition of Seller as of the dates and for the periods indicated thereon, except as otherwise indicated in the notes thereto and except with regard to reserves for repossession losses, finance charge backs or buyback obligations as to which Seller and Shareholders make no representation as to the adequacy of such reserves or their compliance with GAAP. The Reference Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Seller, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of Taxes, to the extent such items are required to be reflected on such balance sheet under GAAP, other than liabilities, debts and obligations with regard to reserves for repossession losses, finance charge backs or buybacks, as to which the Seller and Shareholders make no representation or warranty as to the adequacy of such reserves.

        4.4   Events Since the Balance Sheet Date. Except as disclosed on Schedule 4.4 and except for those changes normally experienced in Seller's ordinary course of business consistent with past practices, which do not result in a material adverse change in the Business, since the Balance Sheet Date, there has not been:

    (a)
    any change in the condition (financial or otherwise) or in the properties, assets, liabilities, business or prospects of all or any part of the Business;

    (b)
    any labor trouble or strike by the employees of Seller or any similar occurrence or event that adversely affects the condition (financial or otherwise) of the Assets or all or any part of the Business;

    (c)
    any breach or default by Seller or, to the Best Knowledge of each of Seller and the Shareholders, by any other party, under any agreement or obligation included in the Assets or by which any of the Assets are bound;

    (d)
    any damage to or destruction of (whether or not covered by insurance) the Assets or the Business;

    (e)
    any change in the type, nature, composition or quality of the services of the Business, any adverse change in the contributions of any of the service lines of the Business to the revenues or net income of such Business, or any adverse change in the sales, revenue or net income of the Business;

    (f)
    any transaction related to or affecting the Assets or the Business other than transactions in the ordinary course of business of Seller; or

    (g)
    any other occurrence, event or condition that, to Seller's or Shareholders' Best Knowledge, has adversely affected (or can reasonably be expected to adversely affect) the Assets or the Business;

provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of Seller: (i) any change that results primarily from conditions in the industry in which Seller operates or resulting from changes in general business or economic conditions; (ii) any change that results primarily from the announcement or pendency or any of the transactions contemplated by this Agreement; or (iii) any change that results primarily from compliance by Seller or Shareholders with the terms of, or taking of any action contemplated or permitted by, this Agreement.

        4.5   Customer List. Seller's customer list, when delivered under Section 8.2(n) will set forth a true, correct and complete list of all customers of the Business to which Seller has sold or provided products or services during the two years immediately preceding the date hereof.

        4.6   Tax Matters. To the Best Knowledge of Seller, except as set forth on Schedule 4.6:

    (a)
    all Tax Returns required to be filed by or with respect to Seller and any affiliated, consolidated, combined, unitary or similar group of which Seller is or was a member have been duly filed, or for those Tax Returns due on or prior to Closing but not yet due will be filed, on a timely basis (taking into account all extensions of due dates) except to the extent that such failures to file individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the Business; and such Tax Returns are true, complete and accurate in all material respects;

    (b)
    all Taxes owed by Seller and any affiliated, consolidated, combined, unitary or similar group of which any of Seller is or was a member have been or will be timely paid in full to the extent due on or prior to the Closing Date, except to the extent that such failures to pay individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the Business and except such Taxes, if any, as are listed on Schedule 4.6(b) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in Seller's Audited Balance Sheet for Seller's most recent fiscal year and the Reference Balance Sheet;

    (c)
    there have been no waivers or extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect to any Tax Return of, or which includes, Seller;

    (d)
    all Taxes that Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper Governmental Authority except to the extent that such failures to collect, withhold or pay individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on the Business and except as set forth on Schedule 4.6;

    (e)
    there is no action, suit, proceeding, investigation, audit, claim or assessment pending or proposed with respect to any liability for Tax or with respect to any Tax Return for which Seller could be liable except to the extent that such liability individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Business and except as set forth on Schedule 4.6;

    (f)
    all Tax sharing agreements to which Seller is subject will terminate as of the Closing Date, after which time there shall be no ongoing obligations or continuing liability under such agreements; no payments under any such agreements will be or become due by Seller upon such termination at Closing or thereafter; and Seller is not a party to any similar arrangement with any other party and has no current contractual obligation to indemnify any other person or entity with respect to Tax;

    (g)
    no Governmental Authority in a jurisdiction where Seller (or any affiliated, consolidated, combined, unitary or similar group of which Seller is or was a member) has not filed Tax Returns has made any claim, assertion or threat that Seller or any Affiliate of Seller is or may be subject to taxation by such jurisdiction except to the extent that such claim individually or in the aggregate would not reasonably be expected to have a material adverse effect;

    (h)
    none of the Assets is subject to any lien arising in connection with any failure or alleged failure to pay any Tax; and

    (i)
    the sale of assets by each entity that constitutes Seller other than ATS and Highland Park is a sale of substantially the entire operating assets of its business or of a separate division, branch, or identifiable segment of its business.

        4.7   Labor and Employment Matters.

    (a)
    Excluding Employee Plans, which are covered by Section 4.7(f), Seller is in compliance in all material respects with all applicable laws, consent decrees, conciliation agreements and settlement agreements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

    (b)
    Seller is not a party to a collective bargaining agreement (including side letters or agreements, supplemental agreements or memoranda of understanding that would materially alter a collective bargaining agreement) covering any Employees (collectively, a "Collective Bargaining Agreement") nor is Seller currently, nor during the past 18 months has Seller been, involved in any material discussion with any unit or group seeking to become the bargaining unit for any Employees with respect to the Business, and at no time in the past five years has any labor union been newly certified to represent any of such Employees nor has Seller experienced any strike, grievance, arbitration, labor dispute, unfair labor practice, slowdown or work stoppage or similar material labor difficulty with respect to the Employees of Seller.

    (c)
    Prior to Closing and no more than five days after the expiration of the due diligence period set out in Section 10.9, Seller will make available to Purchaser a list of all Employees and independent contractors of Seller along with a list of Employees fired, terminated or whose pay rate was reduced within 181 days of the date of this Agreement and the location where each such person worked.

    (d)
    Seller has not materially breached or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement or other labor union contract applicable to persons employed by the Seller (and will not do so because of the transactions contemplated by this Agreement or otherwise), and there are no material grievances, unfair labor practices or arbitrations outstanding against the Seller under any such agreement or contract.

    (e)
    To Seller's Best Knowledge, there is no union organizing activity, petition or application pending before the National Mediation Board or other labor relations boards or tribunals seeking certification or any changes in certification of a labor representative or union with respect to any craft or class of employees of the Seller.

    (f)
    Schedule 4.7(f) contains a list of all Employee Plans currently maintained or contributed to by Seller. With respect to any employee benefit plans within the meaning of Section 3(3) of ERISA that is sponsored, maintained, or contributed to, or has been sponsored, maintained, or contributed to within six years prior to the date of this Agreement by Seller or any Commonly Controlled Entity, except as set forth on Schedule 4.7(f), (i) no material withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied in full; (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by either Seller or any Commonly Controlled Entity, which liability has not been satisfied in full that could become a liability of Purchaser or any of its Affiliates; (iii) no material accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred; (iv) all contributions (including, without limitation, employer contributions and employee elective deferral contributions) that are due have been paid to the Savings Plan; and (v) no liability under Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA has been incurred by Seller or any Commonly Controlled Entity that could become a liability of Purchaser or any of its Affiliates.

    (g)
    With respect to the Employees, Seller does not have any obligation to contribute to any Multiemployer Plan.

    (h)
    Seller has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA.

    (i)
    Seller has not made a complete or partial withdrawal from a Multiemployer Plan so as to incur withdrawal liability as defined in Section 4201 of ERISA.

    (j)
    All group health plans maintained by Seller have been operated in material compliance with Section 4980B(f) of the Code.

        4.8   Contracts and Agreements. Schedule 4.8 sets forth a true and complete list of and briefly describes (including termination date) all of the following contracts, agreements, leases, or commitments, written or oral, of the Seller that are currently in effect, legally binding, relate to the Assets or the Business, and in any individual case involve an obligation on the part of the Seller, or a benefit to be received by the Seller, with a cost or value of $25,000 or more in any 12 month period (including all amendments, supplements and modifications thereto); provided, however, that Schedule 4.8 may be supplemented until 20 days after the date of this Agreement:

    (a)
    all contracts, agreements or commitments in respect of the sale of products or services or the purchase of raw materials, supplies or other products or utilities (but not including immaterial agreements related to the purchase of gas, electricity, water, telephone service and internet service made in the ordinary course of business);

    (b)
    all offers outstanding and capable of being converted into an obligation of Seller by the passage of time or by an acceptance or other act of some other person or entity or both;

    (c)
    all sales, agency or distributorship agreements or franchises or legally enforceable commitments or obligations with respect thereto;

    (d)
    all consulting agreements or agreements providing for the services of an independent contractor;

    (e)
    all profit sharing, pension, stock option, severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of Seller;

    (f)
    all loan or credit agreements, indentures, guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements relating to or affecting the Assets or the Business;

    (g)
    all leases related to the Assets or the Business;

    (h)
    all performance bonds, bid bonds and the like, all contracts and bids covered by such bonds, and all letters of credit;

    (i)
    all consent decrees and other judgments, decrees or orders, settlement agreements or agreements relating to competitive activities, which require or prohibit any future action;

    (j)
    all accounts, notes and other receivables, and all security therefor, and all documents and agreements related thereto;

    (k)
    all contracts or agreements of any nature with any shareholder of Seller or any Affiliate of any shareholder of Seller; and

    (l)
    all contracts, commitments and agreements entered into outside the ordinary course of the operation of the Business.

Except as set forth on Schedule 4.8 (as supplemented): (i) all of such contracts, agreements, leases, and commitments (collectively, the "Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions and there are no existing material defaults thereunder or breach thereof by Seller, nor to the Best Knowledge of each of Seller and the Shareholders by any other party to the Contracts, nor to the Best Knowledge of each of Seller and the Shareholders any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by Seller, nor to the Best Knowledge of each of Seller and the Shareholders by any other party to the Contracts, and (ii) the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.8 (as supplemented), to the Best Knowledge of each of Seller and the Shareholders there is no reason why any of the Contracts cannot readily be fulfilled or performed by Purchaser with the Assets, or items hereafter acquired in the ordinary course of business consistent with past practice. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed on Schedule 4.8 (as supplemented) have been or will be delivered within 20 days of the date of this Agreement by Seller to Purchaser, and such copies and descriptions are true, complete and accurate and include all amendments, supplements or modifications thereto. All of the Contracts, and all contracts, leases, agreements and commitments not required to be set forth on Schedule 4.8 (as supplemented) are and shall be included in the Assets. Except as set forth on Schedule 4.8 (as supplemented), all of the Contracts may be assigned to Purchaser without the approval or consent of any Person.

Schedule 4.8 sets forth a list of all of Seller's material fair market value leases and other Contracts that include provisions obligating Seller to buyback any vehicle or provide residual value support. In addition, Seller has provided Purchaser with a schedule prepared by PACCAR Financial, attached as part of Schedule 4.8, disclosing PACCAR Financial's disclosure of the amount of Seller's outstanding recourse liability to PACCAR Financial under Seller's existing customer finance contracts as of June 30, 2004. Except for the liability described in the preceding two sentences and except for amounts for which Seller may have recourse liability to CitiCapital under similar agreements, to the Best Knowledge of Seller, Seller is not subject to any recourse liability under Seller's existing customer finance contracts.

        4.9   Effect of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) result in any breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or other charter documents or bylaws of Seller, or except as set forth on Schedule 4.9, any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Seller is now a party or by which Seller or any of its properties or assets may be bound or affected; (b) except as set forth on Schedule 4.9, result in any violation of any material Governmental Requirement applicable to Seller, the Assets or the Business; (c) except as set forth on Schedule 4.9, breach any provisions of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract or result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets except for Permitted Encumbrances; or (d) require notice to or the consent, authorization, approval or order of any Person (except as set forth on Schedule 4.8 (as supplemented)).

        4.10 Properties, Assets and Leasehold Estates. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, Seller owns or has the right to use (pursuant to a valid lease or license disclosed on Schedule 4.8 (as supplemented)) all operating assets and properties necessary for Seller to conduct the Business in the manner presently conducted by Seller, and all of such operating assets and properties (or, in the case of leased assets, the leases covering such assets) are included in the Assets. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, Seller has good title to all the Assets free and clear of all Encumbrances (except Permitted Encumbrances). Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, the plants, structures, equipment, vehicles and other tangible properties included in the Assets and the tangible property leased by Seller under leases included in the Assets are in good operating condition and repair, normal wear and tear excepted, and are capable of being used for their intended purpose in the Business as now conducted. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, the Assets include all existing warranties and service contracts with respect to any of the Assets to the extent the same are capable of being assigned to Purchaser. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, during the past two years, there has not been any significant interruption of the Business due to the breakdown or inadequate maintenance of any of the Assets. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, all plants, structures, equipment, vehicles and other tangible properties included in the Assets, and the present use of all such items, conform to all applicable material Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to such assets or their use have been received by Seller. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property Contracts, the Assets include all easements, rights of ingress and egress, and utilities and services necessary for the conduct of the Business, as presently being conducted. Except as set forth on Schedule 4.10, Agreements of Lease Assignment or the Real Property

Contracts, neither the whole nor any portion of any real property to be conveyed or leased to Purchaser pursuant to any document referred to in this Agreement are currently subject to being condemned or otherwise taken by any public authority, nor, to the Best Knowledge of each of Seller and the Shareholders, is any such condemnation or taking threatened or planned.

        4.11 Intellectual Property. Schedule 4.11 lists the trademarks, trade names, brand names and service marks that the Seller uses in operation of the Business.

        4.12 Suits, Actions and Claims. Except as set forth on Schedule 4.12, there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Seller is engaged or which are pending or, to the Best Knowledge of each of Seller and the Shareholders, threatened against or affecting Seller or any of its properties, assets or business, or to which Seller is or might, to the Best Knowledge of each of Seller and the Shareholders, become a party, or which question the validity or legality of the transactions contemplated by this Agreement, to the Best Knowledge of each of Seller and the Shareholders, no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Seller or any of its properties, assets or business.

        4.13 Licenses and Permits: Compliance with Governmental Requirements. To Seller's Best Knowledge and except as set forth on Schedule 4.13, Seller has all material federal, state, local and foreign governmental licenses and permits necessary for the conduct of the operations of Seller's Business as currently conducted, such licenses and permits are in full force and effect in all material respects, no material violations currently exist in respect of any thereof and no proceeding is pending or, threatened to revoke or limit any thereof. Schedule 4.13 contains a true, complete and accurate list of (a) all such material governmental licenses and permits; (b) all material consents, orders, decrees and other compliance agreements under which Seller is operating or bound, copies of all of which have been furnished to Purchaser; and (c) all material governmental licenses and permits applied for but not yet received by Seller. Except as set forth on Schedule 4.13, Seller has not received and to Seller's Best Knowledge does not have any reports of inspections under the United States Occupational Safety and Health Act, or under any other applicable federal, state or local health and safety laws and regulations relating to Seller, the Assets or the operation of the Business. Except as set forth on Schedule 4.13, Seller has not received any notice that there are safety, health, anticompetitive or discrimination claims that have been made or are pending or, to the Best Knowledge of Seller, that are threatened relating to the business or employment practices of Seller. Except as set forth on Schedule 4.13, to Seller's Best Knowledge, Seller has complied with all material Governmental Requirements applicable to the Business and all material Governmental Requirements with respect to the distribution and sale of its products and services.

        4.14 Authorization. Seller and the Shareholders each have full corporate or similar right, power, and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by them. The execution and delivery of this Agreement by Seller and the Shareholders and the performance by each of them of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate or similar action of Seller and by the Shareholders, and this Agreement has been duly and validly executed and delivered by Seller and the Shareholders and is the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

        4.15 Records. The books and records of the Business kept by Seller with respect to the Assets and the Business, including, but not limited to, all customer files and historic revenue data of Seller, contain records of all matters required to be included therein by any material Governmental Requirements or by GAAP, and such books and records are true, accurate and complete in all material respects and (except for corporate minute books and stock records) are included in the Assets.

        4.16 Environmental Protection Laws.

    (a)
    For purposes of this Section 4.16, unless the context otherwise specifies or requires, the following terms shall have the meaning herein defined:

    (i)
    "Waste Materials" shall mean

    (A)
    any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, 42. U.S.C. §§ 6901 et seq., as amended from time to time, and regulations promulgated thereunder;

    (B)
    any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended from time to time;

    (C)
    asbestos;

    (D)
    polychlorinated biphenyls;

    (E)
    underground storage tanks, whether empty, filled or partially filled with any substance;

    (F)
    any other substance the presence of which is prohibited by any Governmental Requirement; and

    (G)
    any other substance which by any Governmental Requirement requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, recycling, or disposal.

    (ii)
    "Waste Materials Contamination" shall mean the presence of Waste Materials on, in or under any property that comprises the Assets or has been operated by the Business, including the improvements, facilities, soil, ground, water or air and any other properties affected by such Waste Materials.

    (b)
    The Business is being operated and the Assets are being used in all respects in material compliance with all Governmental Requirements relating to Waste Materials.

    (c)
    Seller is not in material violation of any Governmental Requirement relating to Waste Materials. The Assets, the Business and all of the operations of Seller relating to the Assets are in material compliance with all Governmental Requirements relating to Waste Materials, and no judicial or administrative actions, including noncompliance orders or demand letters, are pending that relate to such Governmental Requirements. Without in any way limiting the foregoing, Seller and the Shareholders hereby Jointly and Severally specifically represent and warrant that to the Best Knowledge of each of Seller and the Shareholders:

    (i)
    Seller is currently in material compliance with all applicable Governmental Requirements relating to Waste Materials;

    (ii)
    Seller is not in material violation of any of the permits described in or required to be described on Schedule 4.13 or any Governmental Requirement regulating emissions, discharges or releases (including solids, liquids and gases) into the environment or the proper transportation, handling, storage, treatment or disposal of Waste Materials;

      (iii)
      Seller has received all material permits and approvals with respect to emissions, discharges or releases (including solids, liquids and gases) into the environment and the proper transportation, handling, storage, treatment and disposal of Waste Materials required for the operation of the Business of Seller as presently conducted;

      (iv)
      Seller has kept all records and made all filings required by applicable Governmental Requirements with respect to emissions, discharges or releases (including solids, liquids and gases) into the environment and the proper transportation, handling, storage, treatment and disposal of Waste Materials;

      (v)
      To Seller's Best Knowledge, all Waste Materials attributable to the Assets, the Business or the operations of Seller on, in or under any real property owned or leased by Seller that are in material violation of Governmental Requirements has been removed and no past or present disposal, spill, or other release of hazardous waste, hazardous materials or hazardous substances attributable to the Assets, the Business or the operations of Seller on, in, under or adjacent to any real property owned or leased by Seller that are in material violation of Governmental Requirements will subject Purchaser to corrective or response action or any other liability under any Governmental Requirement or the common law;

      (vi)
      To Seller's Best Knowledge, no investigation, administrative order, consent order and agreement, litigation or settlement with respect to Waste Materials or Waste Materials Contamination is proposed, threatened, anticipated or in existence with respect to the Assets or the Business. None of the Assets are currently on, and to the Best Knowledge of each of Seller and the Shareholders, have ever been on, any federal or state "Superfund" or "Superlien" list;

      (vii)
      Seller has no contingent liabilities under any Governmental Requirement to any Person required pursuant to GAAP to be reflected on the financial statements of Seller, in connection with any emission, discharge or release of any Waste Material into the environment; and

      (viii)
      Seller has not handled, treated, stored, generated, transported or disposed of any Waste Material in contravention of any Governmental Requirement, and there have been no acts or omissions of Seller or any of its agents or Employees that would result in material liability under any Governmental Requirement.

    (d)
    Seller has, and has listed on Schedule 4.13, all necessary material environmental permits for operations relating to the Business or the Assets.

        4.17 No Underground Storage Tanks. Except as set forth on Schedule 4.17, to Seller's Best Knowledge, there are no underground storage tanks located on any of the premises to be conveyed to or leased by Purchaser pursuant to any document referred to in this Agreement.

        4.18 Brokers and Finders. Except for Bear Stearns & Co., Inc., which served as Seller's financial advisor in connection with the transactions contemplated by this Agreement and whose fees will be paid by Seller, no broker or finder has acted for Seller or the Shareholders in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or the Shareholders.

        4.19 Deposits. Except as set forth on Schedule 4.19, Seller does not hold any deposits or prepayments by third parties with respect to any of the Assets or the Business ("Deposits") which are not reflected as liabilities on Seller's Reference Balance Sheet. If Seller holds any Deposits as of the Closing Date, Purchaser will be given credit against the cash portion of the Purchase Price for the amount of any such Deposits pursuant to Section 3.4 hereof, but only to the extent that Purchaser has assumed the liabilities associated with such Deposits and indemnified Seller and Shareholders for such liabilities.

        4.20 Work Orders. Except as set forth on Schedule 4.20, there are no outstanding work orders or contracts relating to any portion of the Assets from or required by any policy of insurance, fire department, sanitation department, health authority or other governmental authority nor is there any matter under discussion with any such parties or authorities relating to work orders or contracts.

        4.21 Telephone Numbers. All telephone numbers used by Seller in connection with the Business, to the extent assignable, are included in the Assets and will not be used by any Person other than Purchaser following the Closing.

        4.22 Insurance. Schedule 4.22 sets forth all existing insurance policies held by Seller relating to the Business and the Assets. Each such policy is in full force and effect and is with insurance carriers believed by Seller to be responsible. To Seller's Best Knowledge, there is no dispute with respect to such policies, and all claims arising from events or circumstances occurring prior to the date hereof have been paid in full or adequate reserves therefor are recorded in the Reference Balance Sheet. To Seller's Best Knowledge, all retroactive premium adjustments for any period ended on or before December 31, 2003, under any worker's compensation policy or any other insurance policies of Seller have been recorded in accordance with GAAP and are reflected in the Reference Balance Sheet. To Seller's Best Knowledge and except for such policies, which are identified as such on Schedule 4.22 of the Disclosure Schedule, none of such policies will terminate as a result of the transactions contemplated by this Agreement.

        4.23 Warranties and Product Liability. The following provisions apply to warranties and product liability.

    (a)
    Except for warranties implied by law, and warranties disclosed on Schedule 4.23, Seller has not given or made any warranties in connection with the sale or rental of goods or services in connection with the operation of the Business, including, without limitation, warranties covering the customers' consequential damages. Except as set forth on Schedule 4.23, to Seller's Best Knowledge, there is no state of facts or occurrence of any event forming the reasonable basis of any present claim against Seller with respect to warranties in connection with the operation of the Business relating to products, sold or distributed by Seller or services performed by or on behalf of Seller in connection with the operation of the Business that could reasonably be expected to have a material adverse effect on the Assets or the Business.

    (b)
    To the Best Knowledge of Seller, there is no state of facts or any event forming the reasonable basis of any present claim against Seller in connection with the operation of the Business not fully covered by insurance, except for deductibles and self-insurance retentions, for personal injury or property damage alleged to be caused by products shipped or services rendered by or on behalf of Seller in connection with the operation of the Business.

        4.24 Representations and Warranties of the Shareholders. The Shareholders hereby jointly and severally represent and warrant to Purchaser (for purposes of this Section 4.24, jointly and severally shall mean that Jesse T. Kirk and Milo Kirk shall only be liable for 80% of any liability (on a joint and several basis between them), and John D. Moore shall only be liable for 20% of any liability) as follows:

    (a)
    Each of the Shareholders has all necessary legal capacity to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their obligations hereunder and thereunder. Each of the Shareholders has duly executed this

      Agreement, and this Agreement is, and each other agreement contemplated hereby to which they will be a party will be, upon execution and delivery thereof by them, their legal, valid and binding obligation, enforceable against them in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

    (b)
    Except as set forth on Schedule 4.24, neither the Shareholders' execution and delivery of this Agreement or the other agreements contemplated by this Agreement nor the consummation of the transactions contemplated by this Agreement by them will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under any law, statute, regulation order, judgment or decree or any instrument, contract or other agreements to which they are a party or by which they (or any of their assets or properties) is bound; or (ii) require them to obtain any authorization, consent, approval or waiver from, to give notification to, or to make any filing with, any Governmental Authority, or to obtain the approval or consent of any other Person.

    (c)
    Except as set forth in Section 4.18, none of the Shareholders has paid or will become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

        4.25 No Untrue Statements. The statements, representations and warranties of each of Seller and the Shareholders set forth in this Agreement and the Disclosure Schedule, and the exhibits do not include (and in the case of any documents to be delivered at Closing, will not include) any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made, in light of the circumstances in which they were made, not misleading. To the Seller's and the Shareholders' Best Knowledge, there is no fact or matter that has specific application to Seller (other than general economic or industry conditions) that is not disclosed to Purchaser in this Agreement or the Disclosure Schedule that materially and adversely affects or, so far as each of Seller or the Shareholders can now reasonably foresee, could materially and adversely affect the condition (financial or otherwise) of the Assets, taken as a whole, or the Business or the ability of any of Seller or the Shareholders to perform their respective obligations under this Agreement.

        4.26 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article 4, Seller and the Shareholders make no representation or warranty, express or implied, at law or in equity in respect of any of Seller's assets (including without limitation, the Assets), liabilities or operations, including without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Purchaser hereby acknowledges and agrees that, except to the extent specifically set forth in this Article 4, Purchaser is purchasing the Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, except as expressly set forth herein, Seller and the Shareholders make no representation or warranty regarding any assets other than the Assets or any liabilities other than the Assumed Obligations and none shall be implied at law or in equity.

        5.    REPRESENTATIONS AND WARRANTIES OF RUSH AND PURCHASER.     Purchaser, and where indicated below Rush, represent and warrant to Seller as follows:

        5.1   Incorporation. Purchaser and Rush are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Texas, respectively, and has corporate or similar power and authority to own, lease and operate its assets and carry on its business as now being conducted.

        5.2   Authorization. Purchaser and Rush each have full corporate or similar right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser and Rush and the performance by Purchaser and Rush of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate or similar action of Purchaser and Rush. This Agreement has been duly executed and delivered by Purchaser and Rush and is a legal, valid and binding obligation of Purchaser and Rush enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

        5.3   Brokers and Finders. Except for Credit Suisse First Boston, which served as Rush's financial advisor in connection with the transactions contemplated by this Agreement and whose fees will be paid by Rush or Purchaser, no broker or finder has acted for Purchaser or Rush in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or Rush.

        5.4   Effect of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated this Agreement will not (a) result in any breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or other charter documents or bylaws of Purchaser or Rush, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Purchaser or Rush is now a party or by which Purchaser or Rush or any of its properties or assets may be bound or affected; or (b) result in any violation of any Governmental Requirement applicable to Purchaser or Rush.

        5.5   Employment of Seller's Employees. Purchaser and Rush intend to offer employment to substantially all Employees other than Jesse T. Kirk, Milo Kirk and John D. Moore, provided that such Employees (a) cooperate in and complete satisfactorily Purchaser's reasonable pre-employment screening procedures (which may include, without limitation, interviews and drug screening), and (b) meet Purchaser's reasonable employment qualifications Under these circumstances, Purchaser anticipates that it will hire more than 67% of Seller's Employees at each Seller Facility. If Purchaser determines at any time prior to the Closing Date that it will offer employment to 67% or less of Seller's Employees at any Seller Facility, Purchaser will immediately notify Seller of that determination.

        5.6   Authorized Motor Vehicle Dealer. Purchaser and Rush represent that as of the Closing each of Rush Texas, Rush Alabama, Rush Tennessee and Rush Indiana intends to become a dealer authorized by law and to enter into a dealership agreement between Rush, PACCAR, PACCAR Leasing and Peterbilt to offer for sale new Peterbilt motor vehicles. Purchaser further represents that it is acquiring from Seller the trucks that comprise a portion of the Assets for the purpose of selling or leasing such vehicles. Purchaser further represents that, in each jurisdiction in which it will conduct business after the Closing, it will possess all licenses and permits required by law to operate as a motor vehicle dealer.

        6.    SURVIVAL.

        All representations, warranties, covenants and obligations in this Agreement, the Schedules hereto, and the certificates delivered in connection herewith, shall survive the Closing and the consummation and transactions contemplated hereby, subject however to any time limitations upon a party's indemnification obligations set forth in other provisions of this Agreement. No party will have a right to indemnification or other remedy based upon any representation or warranty to the extent that such party acquires any written information at any time, whether before or after the execution and delivery of this Agreement, but prior to Closing, regarding any inaccuracy in, or noncompliance with, any such representation or warranty, including but not limited to written information acquired by Purchaser in the course of the due diligence review performed by Purchaser after the date of this Agreement ("Post-Signing Due Diligence"). In the event that in the course of Post-Signing Due Diligence, Purchaser learns through written information disclosing any fact, event or circumstance that results in a breach of any representation or warranty of Seller and the Shareholders, or that would result in such a breach were any representation or warranty made after the occurrence or existence of such fact, event or circumstance, then by virtue of waiving the condition provided in Section 10.9, Purchaser shall be deemed to have waived any such breach. In addition, all such facts, events and circumstances giving rise to any breach so waived will be specifically disclosed in writing by Purchaser to Seller promptly after the waiver of the condition provided in Section 10.9, and to the extent necessary any representation and warranty contained in this Agreement, or any Schedule attached hereto, will be modified to make clear that the fact, event or circumstance giving rise to any breach that is waived does not give rise to a breach.

        7.    CONTRACTS PRIOR TO THE CLOSING DATE.

        7.1   Approval of Contracts. Between the date hereof and the Closing Date Seller shall not enter into or amend any contract, agreement, lease, note receivable or other written commitment related to the Business (other than those contracts, agreements, leases, notes receivable or written commitments that relate to the purchasing of trucks for sale or lease to third party customers or that relate to the sale or lease of trucks to third party customers that do not involve: (x) fair market value leases of trucks with residuals, (y) sales of trucks with guaranteed buybacks or (z) any transaction involving the sale of more than $1,000,000 of trucks in any one instance that provides for recourse liability of Seller in connection with the financing of such sale of trucks) that, if in effect on the date hereof, would have been required to be disclosed on Schedule 4.8 (as supplemented) unless approved by Purchaser, so long as requesting or granting such approval would not violate any antitrust laws or regulations. If Purchaser approval is required by the preceding sentence, Seller will provide all information relating to each such contract, agreement, lease or commitment or amendment thereto that reasonably is either necessary or requested by Purchaser to enable Purchaser to make an informed decision regarding approval of such contract or amendment, and such approval shall not be unreasonably delayed.

        7.2   Contracts Included in Assets. Any contract, agreement, lease, note receivable or other written commitment (or amendments to such items) that are entered into by Seller between the date hereof and the Closing Date, and are either (i) entered into in the ordinary course of the Business and consistent with the past practice of Purchaser (other than those contracts, agreements, leases, notes receivable or written commitments that relate to the purchasing of trucks for sale or lease to third party customers or that relate to the sale or lease of trucks to third party customers that do not involve: (x) fair market value leases of trucks with residuals, (y) sales of trucks with guaranteed buybacks or (z) any transaction involving the sale of more than $1,000,000 of trucks in any one instance that provides for recourse liability of Seller in connection with the financing of such sale of trucks) and that, if in effect on the date hereof, would not have been required to be disclosed on Schedule 4.8 (as supplemented) or (ii) approved by Purchaser pursuant to the provisions of Section 7.1, shall be included in the Assets (subject to the Purchase Price provisions of Section 3.1) and shall be assumed by Purchaser pursuant to Section 3.2.

        8.    COVENANTS OF SELLER AND THE SHAREHOLDERS PRIOR TO CLOSING DATE.     Seller and the Shareholders hereby Jointly and Severally covenant and agree that between the date of this Agreement and the Closing Date:

        8.1   Access to Information. Seller shall afford to the officers and authorized representatives of Purchaser access to the dealerships, properties, documents, books and records of Seller related to the Assets and the Business and shall furnish Purchaser with such financial and operating data and other information regarding the Assets and the Business as Purchaser may from time to time reasonably request.

        8.2   General Affirmative Covenants. Seller shall, and the Shareholders shall cause Seller to:

    (a)
    conduct the Business only in the ordinary course;

    (b)
    maintain the Assets in good working order and condition, ordinary wear and tear excepted;

    (c)
    perform all its obligations under agreements relating to or affecting the Assets or the Business;

    (d)
    keep in full force and effect adequate insurance coverage on the Assets and the operation of the Business;

    (e)
    use its commercially reasonable efforts to maintain and preserve the Business, and retain its present Employees, customers, suppliers and others having business relations with it;

    (f)
    if due, duly and timely file all reports or returns required to be filed with any Governmental Authority, and if due, promptly pay all Taxes levied or assessed upon it or its properties or upon any part thereof;

    (g)
    duly observe and conform to all Governmental Requirements relating to the Assets or its properties or to the operation and conduct of its Business and all covenants, terms and conditions upon or under which any of its properties are held to the extent material to the Assets or the Business;

    (h)
    remove and have released, by payment or otherwise, all Encumbrances (except for Permitted Encumbrances, Encumbrances which remain in place as of the Closing Date to secure Contracts in Transit Receivables, or Encumbrances, if any, specifically assumed by Purchaser pursuant to this Agreement, which Encumbrances securing Contracts in Transit Receivables will be removed by payment by Seller within 60 days after Closing);

    (i)
    duly and timely take all actions required of Seller herein necessary to carry out the transactions contemplated by this Agreement;

    (j)
    deliver to Purchaser on or before the 15th day of each month regularly prepared unaudited monthly balance sheets and statements of income for Seller for the Business applicable to Seller for the immediately preceding month and consistent in form and content to those prepared by Seller in the past;

    (k)
    deliver to Purchaser any additional financial information reasonably requested by Purchaser to allow Purchaser to timely comply with its reporting requirements under the Exchange Act, all in form and substance sufficient to allow Purchaser to timely comply with such reporting requirements;

    (l)
    preserve and maintain the goodwill of the Business;

    (m)
    promptly following the execution of this Agreement, use its commercially reasonable efforts to secure any required consents of any lessor or landlords of any of the Dealership

      Leased Facilities for the assumption by Purchaser of the written leases of such Dealership Leased Facilities; and

    (n)
    deliver to Purchaser at Closing in machine readable format a true, correct and complete list of the names and addresses in Seller's dealer business system of all customers of the Business to which Seller has sold or provided products or services, on a per customer basis, during the two years immediately preceding the date hereof.

        8.3   General Negative Covenants. Seller shall not take, and the Shareholders will not permit Seller to take, any of the following actions without the prior written consent of Purchaser to the extent that requesting or granting such consent would not violate any Governmental Requirements:

    (a)
    entering into or amending or assuming any contract, agreement, lease or commitment related to the Business or the Assets of the type required to be disclosed on Schedule 4.8 (as supplemented) other than in accordance with the provisions of Section 7.1;

    (b)
    except in the ordinary course of business and consistent with past practice, selling, leasing, abandoning or otherwise disposing of any of the Assets, including, but not limited to, real property, machinery, equipment or other operating properties;

    (c)
    engaging in any activities or transactions that adversely affect the Assets or the Business, in each case, taken as a whole;

    (d)
    making any organizational change or personnel change, or increasing the compensation or benefits of any officer or Employee of Seller, other than normal compensation and benefit adjustments in the ordinary course of the business consistent with past practice; or

    (e)
    selling or agreeing to sell any new or used trucks in any transaction or any series of related transactions on terms, in number or with gross profit margins materially inconsistent with past practices, or purchasing or agreeing to purchase new or used trucks in a transaction or any series of related transactions on terms, in number or for prices materially inconsistent with past practices.

        8.4   Disclosure of Misrepresentations and Breaches. If any of the representations or warranties of Seller or the Shareholders hereunder are determined by Seller or the Shareholders to have been incorrect when made, or are determined by Seller or the Shareholders to be incorrect as of any date subsequent to the date hereof, or if any of the covenants of Seller or the Shareholders contained in this Agreement to be performed prior to Closing have not been complied with timely, then Seller and the Shareholders shall immediately notify Purchaser to such effect (provided that except for notice of contracts that are included in the Assets pursuant to Article 7, such notice shall in no way limit the rights of Purchaser (a) under Articles 10 and 18 to terminate this Agreement or refuse to consummate the transactions contemplated by this Agreement or (b) to enforce any rights or remedies it may have hereunder).

        8.5   Government Filing. Seller and the Shareholders shall cooperate with Purchaser and its representatives in the preparation of any documents or other material that may be required by any Governmental Authority in connection with the Assets or the Business or the transactions contemplated by this Agreement.

        8.6   Access to and Inspection of Premises. By separate agreements, the parties will promptly after the date of this Agreement execute certain contracts covering the sale and purchase of the Dealership Owned Properties (the "Real Property Contracts") and certain agreements for the assignment of various leases covering the Dealership Leased Facilities (the "Agreements for Lease Assignment"). Pursuant to Article 3.01 of the Real Property Contracts and Paragraph 4 of the Agreements for Lease Assignment, the therein named Purchasers and Assignees will have the right to make certain inspections and evaluations of the Dealership Owned Properties and Dealership Leased Facilities. Seller shall afford the officers and authorized representatives of the therein named Purchasers and Assignees access to the therein described Dealership Owned Properties and Dealership Leased Facilities, as well as allowing Purchaser herein access to the herein described tangible assets included in the Assets, pursuant to the provisions hereof, for the purpose of inspecting such Dealership Owned Properties and Dealership Leased Facilities and the herein described Assets. Such inspections shall be in such manner as Purchaser and the Purchasers and Assignees named in the Real Property Contracts and Agreements for Lease Assignment and their officers and designated representatives shall deem appropriate, including, but not limited to, an environmental inspection, investigation and audit to be conducted by GEO-Consul; provided however that Purchaser shall obtain the written consent of Seller, which consent shall be provided in Seller's sole discretion, to conduct any intrusive sampling, including but not limited to Phase II investigations. The parties securing such investigations described in this Section 8.6, shall pay for the same. In the event Purchaser conducts any intrusive sampling, Purchaser agrees to be solely responsible for the proper handling, storage and disposal of any investigation derived wastes and samples. Subject to Section 2.4, termination of any of the Real Property Contracts and/or Agreements for Lease Assignment shall be governed by the provisions of the Real Property Contracts and/or Agreements for Lease Assignment; provided however, that if any of the Real Property Contracts and/or Agreements for Lease Assignment are terminated pursuant to the provisions of the Real Property Contracts and/or Agreements for Lease Assignment, either party herein may likewise terminate this Agreement. Further, upon completion of Purchaser's inspection and evaluation activities, within the time frames set forth in the Real Property Contracts and the Agreements for Lease Assignment, if Purchaser herein finds any conditions which Purchaser, in its sole discretion, considers to be unacceptable with reference to the Assets, Purchaser shall have the right to terminate this Agreement pursuant to Articles 10 and 18. If Purchaser delivers a written notice to Seller waiving the condition set forth in Section 10.9 or if such condition is deemed to have been waived pursuant to Section 10.9, Purchaser shall be deemed to have accepted the condition of the Dealership Owned Properties, the Dealership Leased Facilities and all other Assets. Any entry upon or inspection of the Dealership Owned Properties and the Dealership Leased Facilities shall be subject to the terms of Section 3.07 of the Real Property Contracts and Section 4 of the Agreements for Lease Assignment, as applicable.

        8.7   Insurance. To the extent that any insurance policies of Seller are not occurrence policies, Seller may, at its option, choose to obtain and pay for "tail" insurance from Seller's current insurers in amounts it determines sufficient in its sole discretion to be adequate coverage for any claims after the termination of Seller's existing insurance policies, provided that Purchaser, if it chooses, may pay the costs of being added as an additional insured on any such "tail" insurance purchased, and if Purchaser pays therefor, such tail insurance shall identify Purchaser as an additional insured. Subject to the preceding sentence, if purchased, Seller shall provide evidence reasonably satisfactory to Purchaser of such insurance.

        9.    COVENANTS REGARDING THE CLOSING.

        9.1   Covenants of Seller and the Shareholders. Seller and the Shareholders hereby covenant and agree that they shall (a) use commercially reasonable efforts to cause all of their representations and warranties set forth in this Agreement to be true on and as of the Closing Date; (b) use commercially reasonable efforts to cause all of their obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled; (c) use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date; (d) deliver to Purchaser at the Closing the certificates, updated lists, notices, agreements, leases, transfer documents, receipts, and amendments contemplated by Article 10 (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any of such additions or exceptions cause any of the conditions to Purchaser's obligations hereunder as set forth in Article 10 not to be fulfilled, such additions and exceptions shall in no way limit the rights of Purchaser under Articles 10 and 18 to terminate this Agreement or refuse to consummate the transactions contemplated by this Agreement); (e) make best efforts to deliver consents, authorizations and approvals; and (f) use their best efforts, including negotiating in good faith with Peterbilt, PACCAR Leasing and PACCAR, participating with Purchaser, at Purchaser's expense, in bringing or joining appropriate litigation against Peterbilt, PACCAR Leasing and PACCAR and in defending any litigation brought by Peterbilt, PACCAR Leasing and PACCAR, in order to allow Purchaser to obtain executed dealer sales and service agreements and ancillary or related agreements for each of the Dealership Locations.

        9.2   Covenants of Purchaser. Purchaser and Rush hereby covenant and agree that they shall: (a) use commercially reasonable efforts to cause all of their representations and warranties set forth in this Agreement to be true on and as of the Closing Date; (b) use commercially reasonable efforts to cause all of their obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled; (c) use commercially reasonable efforts to cause all conditions (other than those covenants that specify Purchaser's best efforts) to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date; (d) deliver to Seller at the Closing the certificate contemplated by Article 11 (with such additions or exceptions to such certificate as are necessary to make the statements set forth in such certificate accurate, provided that if any of such additions or exceptions cause any of the conditions to Seller's obligations hereunder as set forth in Article 11 not to be fulfilled, such additions and exceptions shall in no way limit the rights of Seller under Articles 11 and 18 to terminate this Agreement or to refuse to consummate the transactions contemplated by this Agreement); (e) make best efforts to deliver consents, authorizations and approvals; (f) use best efforts to obtain written approval to be licensed as a New Motor Vehicle Dealer by the appropriate department or agency of the State of Texas, the State of Alabama, the State of Tennessee and the State of Indiana to do business as a motor vehicle dealer at the Dealership Locations prior to Closing; (g) use their best efforts, including negotiating in good faith with Peterbilt, PACCAR Leasing and PACCAR, bringing appropriate litigation against Peterbilt, PACCAR Leasing and PACCAR and defending any litigation brought by Peterbilt, PACCAR Leasing and PACCAR in order to obtain executed dealer sales and service agreements and ancillary or related agreements for each of the Dealership Locations; and (h) use their best efforts to: (x) file with the SEC and have declared effective no later than December 31, 2004, a registration statement under the Securities Act of 1933 registering securities in an amount which, together with Purchaser's excess cash, marketable securities, and funds from utilizing borrowing options reasonably available to Purchaser, is sufficient to pay the Purchase Price and (y) take all actions practicable to sell such securities in order to satisfy the condition set forth in Section 11.8, provided that nothing herein shall be deemed to require Rush or Purchaser to sell its securities or to borrow funds on terms not satisfactory to Rush or Purchaser in all respects; (i) in the event Purchaser is seeking to treat the conveyance of any items set out in this Agreement as not being subject to any federal, state or local transfer taxes, Purchaser agrees to provide to the Seller (prior to the Closing Date) such proper tax exemption and/or resale certificates as may be necessary to support the non-transfer taxable nature of the transaction; and (j) use their best efforts to cause the guarantees by Seller and the Shareholders referred to in Section 12.12 to be released.

        9.3   Covenants of Purchaser, Seller and/or Shareholders.

    (a)
    Regulatory Filings. As soon as is reasonably practicable, Purchaser and Seller each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any Notification and Report Forms relating to the transactions contemplated by this Agreement required by the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act"). Purchaser and Seller each shall promptly (i) supply the other with any information which may be reasonably required in order to make such filings and (ii) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate. Purchaser and Seller shall each pay their own expenses associated with such filings.

    (b)
    Cooperation. From the date hereof until the Closing, Seller and Purchaser agree to (i) act in good faith and use all commercially reasonable efforts (except where the parties are otherwise obligated under the terms of this Agreement to use their respective best efforts) to obtain the consents required to effectively and validly transfer the Assets and the Business to Purchaser and to cooperate with each other and with their respective representatives in connection therewith, (ii) cooperate with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, (iii) execute and deliver to each other such other documents as may be reasonably required to effect the Closing; and (iv) do such other acts and things as the other party may reasonably request for the purpose of carrying out the intent of this Agreement. Seller and Purchaser shall furnish to each other all such information as may be reasonably required to effect the foregoing.

    (c)
    Inventory Audit. Within five days prior to Closing, Seller and Purchaser shall each appoint one or more representatives knowledgeable in the heavy duty truck business, or agree upon an outside third party, and shall cause such representatives or third party to conduct an audit of the inventory of the Assets as of the Closing Date. Each party shall bear their cost of conducting such audit or otherwise mutually agree as to sharing of such costs. This audit shall form the basis for satisfaction of the condition contained in Sections 10.8 and 11.3.

        10.    CONDITIONS TO OBLIGATIONS OF PURCHASER.     The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser, in its sole discretion):

        10.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Seller and the Shareholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the agreements and covenants of Seller and the Shareholders to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed in all material respects. Seller and the Shareholders shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller and the Shareholders (the "Seller Certificate") to all such effects or disclosing any such representation or warranty not so true and correct or any such agreement or covenant not so performed.

        10.2 No Governmental Actions. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement.

        10.3 No Adverse Change. No material adverse change in the Business or loss or damage to the Assets shall have occurred, whether or not covered by insurance, since the Balance Sheet Date, and Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller and the Shareholders to all such effects.

        10.4 Update of Contracts. Seller and the Shareholders shall have delivered to Purchaser an accurate list, as of the Closing Date, showing all contracts, agreements, leases and commitments of the type listed on Schedule 4.8 (as supplemented) entered into since the date of this Agreement (including, but not limited to, amendments, if any, to the items listed on Schedule 4.8 (as supplemented)) and contracts, agreements, leases and commitments included in the Assets pursuant to Article 7 of the Agreement, together with true and complete copies of all such documents (or in the case of oral commitments descriptions of the terms thereof).

        10.5 Notices and Consents. True and correct copies of all required notices, consents, authorizations and approvals required for the consummation of the transactions contemplated by this Agreement (except for notices that have been duly and timely given and consents, authorizations and approvals that have been obtained), shall have been obtained and shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

        10.6 Lease Assignments; Approval by Lessor. The various lessors or landlords of all Dealership Leased Facilities shall have approved the assignment to Purchaser of Seller's interest, as lessee or tenant, in the respective leases of the Dealership Leased Facilities, and Seller, as lessee and assignor, shall have executed and delivered to Purchaser a Lease Assignment as to each Dealership Leased Facility.

        10.7 Dealer License. Purchaser shall have obtained written approval to be licensed as a New Motor Vehicle Dealer by the appropriate department or agency of the State of Texas, the State of Alabama, the State of Tennessee and the State of Indiana to do business as a motor vehicle dealer at the Dealership Locations.

        10.8 Inventory Audit. The inventory audit contemplated by Section 9.3(c) shall have been completed.

        10.9 Due Diligence. Purchaser shall be satisfied with its continuing due diligence performed after the date of this Agreement, provided that on or before the 30th day following the date of this Agreement, Purchaser must deliver written notice that Purchaser is or is not satisfied with the results of its continuing due diligence examination and that this condition is or is not waived in its entirety, and if Seller and the Shareholders have not actually received such written notice on or before said 30th day, then this condition shall be deemed to be waived by Purchaser. In the event Purchaser delivers notice that it Purchaser is not satisfied with its continuing due diligence or that this condition is not waived in its entirety on or before the 30th day following the date of this Agreement, Seller or any Shareholder may terminate this Agreement at any time thereafter upon written notice to Purchaser.

        10.10 Dealership Agreement. Purchaser, Rush, PACCAR, PACCAR Leasing and Peterbilt, as applicable, shall have executed and delivered dealer sales and service agreements and ancillary or related agreements, in form and substance reasonably satisfactory to Purchaser, for each of the Dealership Locations.

        10.11 Corporate Approval. Seller and the Shareholders shall have taken or caused to be taken all necessary actions, steps and corporate proceedings (whether by directors, shareholders or otherwise) to approve and authorize the transfer of the Assets by Seller to Purchaser, and to approve and authorize the execution and delivery of this Agreement and all agreements contemplated hereby by Seller, and Seller and the Shareholders shall have delivered to Purchaser at Closing a certificate to all such effects.

        10.12 Transfer and Assignment Documents. Seller shall have delivered to Purchaser all documents reasonably necessary or required to effectively transfer and assign the Assets to Purchaser (including, without limitation, all required consents), such transfers and assignments to convey good title to the Assets to Purchaser, free and clear of all Encumbrances (except for Permitted Encumbrances and Encumbrances, if any, specifically assumed by Purchaser pursuant to this Agreement or Encumbrances, if any, which remain in place as of the Closing Date to secure Contracts in Transit Receivables, which Encumbrances securing Contracts in Transit Receivables will be removed by payment by Seller within 60 days after Closing), and to be in form and substance reasonably satisfactory to Purchaser and its counsel.

        10.13 Liens Released. Each and every Encumbrance (other than Permitted Encumbrances), if any, relating to the Assets shall have been terminated and released and proof thereof delivered to Purchaser (except for Encumbrances, if any, specifically assumed by Purchaser pursuant to this Agreement or Encumbrances, if any, which remain in place as of the Closing Date to secure Contracts in Transit

Receivables, which Encumbrances securing Contracts in Transit Receivables will be removed by payment by Seller within 60 days after Closing).

        10.14 HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

        10.15 Financing. Purchaser shall have secured financing sufficient to fund the acquisition of the Assets on terms and conditions satisfactory in all respects to Purchaser.

        10.16 Closing of Real Property Contracts. The transactions contemplated by the Real Property Contracts shall have been, as of the Closing Date, fully completed, closed and finalized.

        10.17 Closing of the Agreements for Lease Assignment. The assignments contemplated by the Agreements for Lease Assignment shall have been, as of the Closing Date, completed.

        10.18 Peterbilt, PACCAR and PACCAR Leasing Consent. Peterbilt, PACCAR and PACCAR Leasing shall have consented to the transactions and taken those actions contemplated in this Agreement and the agreements referenced herein.

        11.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.     The obligations of Seller and Shareholders hereunder are, at Seller's option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Seller in its sole discretion):

        11.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Purchaser and Rush contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser and Rush to be performed on or before the Closing Date shall have been performed. Purchaser and Rush shall have delivered to Seller a certificate dated the Closing Date and executed by Purchaser and Rush (the "Purchaser Certificate") to all such effects.

        11.2 Governmental Approvals. All necessary government and regulatory approvals have been obtained.

        11.3 Inventory Audit. The inventory audit contemplated by Section 9.3(c) shall have been completed.

        11.4 Closing of Property Contracts. The transactions contemplated by the Real Property Contracts and the Agreements for Lease Assignment shall have been, as of the Closing Date, fully completed, closed and finalized along with the closing of the transactions contemplated by this Agreement.

        11.5 Lease Assignments; Approval by Lessor. The various lessors and landlords of all Dealership Leased Facilities shall have approved the assignment to Purchaser of Seller's interest as lessee or tenant in the respective leases of the Dealership Leased Facilities.

        11.6 Dealership Agreement. Purchaser, Rush, PACCAR, PACCAR Leasing and Peterbilt, as applicable, shall have executed and delivered a dealer sales and service agreement, and ancillary or related agreements, in form and substance reasonably satisfactory to Purchaser for each of the Dealership Locations.

        11.7 Tax Law Changes. There shall not have been a change in U.S. Federal income tax law from that law in effect as of the date of this Agreement that increases the U.S. federal income tax liability of Seller or the Shareholders by five percent or more as a result of the sale of the Assets, including from (i) an increase in the income, gain or recapture of tax credits that is reported or required to be taken into account in any taxable period or portions thereof; (ii) an increase in the effective tax rate in any taxable period or portions thereof; or (iii) a decrease in the deductions, losses or tax credits that otherwise could have been reported or taken into account in any taxable period or portions thereof.

        11.8 Sale of Securities or Other Financing. Purchaser and Rush shall have obtained financing in accordance with Sections 9.2(h) sufficient to fund the acquisition of the Assets. If this condition is not satisfied by March 31, 2005, Seller may, at any time after March 31, 2005, terminate this Agreement upon thirty (30) days written notice to Purchaser and if Purchaser has not satisfied this condition with such thirty (30) day notice period, Seller may at any time thereafter terminate this Agreement and Purchaser shall pay the Termination Fee to Seller and the Shareholders in accordance with Section 18.5.

        11.9 PACCAR and PACCAR Leasing Consent. PACCAR and PACCAR Leasing shall have consented to the transactions and taken those actions contemplated in this Agreement and the agreements referenced herein and in connection therewith, Purchaser shall have taken the action set forth in Section 9.2(g).

        11.10 Additional Consents. All additional consents, authorizations and approvals required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be satisfactory in form and substance reasonably satisfactory to Seller and its counsel.

        11.11 HSR. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

        12.    SPECIAL CLOSING AND POST-CLOSING COVENANT.

        12.1 Further Assurances. After Closing, as and when requested by any party hereto from time to time, the other parties hereto shall, and shall cause their Affiliates to, execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to carry out the purposes of this Agreement including, without limitation, executing and delivering any instrument Purchaser may request to convey the Assets to Purchaser as required by this Agreement.

        12.2 Delivery of Funds and Other Assets Collected by Seller, Rush or Purchaser. To the extent Seller receives any funds or other assets after the Closing in connection with any Assets being sold to Purchaser pursuant hereto, Seller shall immediately deliver such funds and assets to Purchaser and take all steps necessary to vest title to such funds and assets in Purchaser.

        12.3 Change of Name of Seller. Immediately upon the occurrence of the Closing, Seller and the Shareholders shall cease using the names "American Truck Source," "Dallas Peterbilt," "Fort Worth Peterbilt," "Dallas Abilene Peterbilt," "Tyler Peterbilt," "Nashville Peterbilt," "Birmingham Peterbilt" and "Louisville Peterbilt" and all derivations thereof and covenant and agree that after Closing they will not, directly or indirectly, use such names or any derivation thereof in connection with any business enterprise; provided the Shareholders may use such names for a period of one year following the Closing for the sole purpose of winding up the affairs of Seller, so long as such use does not involve selling, servicing, renting, leasing, insuring or financing new or used Class 3 through 8 trucks, compete with any business activity which Rush or any of its Affiliates engages, or interfere with the use of such names by Rush or any of its Affiliates. As soon as possible after the Closing, Seller shall take all actions necessary to change its corporate name to a name other than one of the foregoing names or a derivation thereof.

        12.4 Access to Files. For a period of five years after the Closing or such longer term as Seller or the Shareholders may reasonably require if Seller or the Shareholders are then involved in litigation or under investigation or audit by a Governmental Authority relating to Seller or the Assets, Purchaser shall maintain and give Seller and the Shareholders and their respective representatives full access to, and shall permit Seller and the Shareholders and their respective representatives, at their own expense, to make photocopies of, all originals of the files and records relating to Seller or the Assets.

        12.5 Exchange Act Filing; Cooperation. After the Closing, Seller shall, at the cost and expense of Purchaser, reasonably cooperate with and provide information to Purchaser as is necessary for Purchaser to comply with its reporting obligations under the Exchange Act.

        12.6 Nondisclosure of Confidential Information.

    (a)
    By Seller and the Shareholders. Seller and the Shareholders each recognize and acknowledge that they have and will have access to certain confidential information of Seller that is included in the Assets (including, but not limited to, lists of customers, and costs and financial information) that after the consummation of the transactions contemplated by this Agreement will be valuable, special and unique property of Purchaser. From the date of this Agreement, Seller and the Shareholders each agree that they will not disclose, and they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to, nor discuss any of the terms of this Agreement with, any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser. Seller and the Shareholders each recognize and agree that violation of any of the agreements contained in this Section 12.6(a) will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that for such reason, among others, Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser may have at law or in equity against either Seller or the Shareholders.

    (b)
    By Purchaser. Purchaser recognizes and acknowledges that it may have access to certain confidential information of Seller that is not included in or connected with the Assets and not used or necessary for the Business that after the consummation of the transactions contemplated by this Agreement will be valuable, special and unique property of Seller. Purchaser agrees that it will not disclose, and will use its best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of Purchaser. Purchaser recognizes and agrees that violation of any of the agreements contained in this Section 12.6(b) will cause irreparable damage or injury to Seller, the exact amount of which may be impossible to ascertain, and that for such reason, among others, Seller shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Seller may have at law or in equity against Purchaser.

    (c)
    Exceptions. The foregoing restrictions will not apply to any information which (i) becomes available to the public generally (otherwise than by reason of a breach of the provisions of this Section 12.6), (ii) can be shown by written records to have been known by the disclosing party prior to the date of this Agreement or (iii) is lawfully acquired by the disclosing party from another Person. In the event any confidential information protected by this Section 12.6 is required to be disclosed under court or governmental order, rule or regulation, the party required to disclose such confidential information shall immediately provide the party entitled to protection hereunder with notice thereof and shall give full and complete cooperation to such party in its efforts to object to, and to obtain protection of any confidential information that is the subject of, such required disclosure.

        12.7 Assignment of Contracts. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign any Contract set forth on Schedule 4.8 (as supplemented) under the heading "Consents," without the consent of the other parties thereto unless such consent has been given, or as a matter of law or by its terms, passes to Purchaser as an incident of the transfers and assignments to be made under this Agreement. In the event that not all consents listed on Schedule 4.8 (as supplemented) are obtained prior to the Closing Date, Seller may, in its discretion, elect to waive the condition set forth in Section 11.10 and Purchaser may, in its discretion, elect to waive the condition set forth in Section 10.5. If both Seller and Purchaser elect to waive said conditions and close the transactions contemplated by this Agreement, then in order for Purchaser to realize the full value of said Contracts, Seller, at the request and expense of Purchaser, shall take all such action and do or cause to be done all such things as will, in the reasonable judgment of Purchaser, be necessary or proper to perform Seller's obligations under such Contracts and preserve their value for the benefit of Purchaser, including obtaining payment due under said Contracts. Seller shall promptly pay over to Purchaser all moneys collected by or paid to it in respect of every such Contract. Nothing in this Section 12.7shall relieve Seller or the Shareholders of their obligations to make their best efforts to obtain any of the consents set forth on Schedule 4.8(as supplemented) required for the transfer of the Assets and all rights thereunder to Purchaser.

        12.8 Noncompetition; Nonsolicitation.

    (a)
    Noncompetition. Subject to the last paragraph of Section 3.1, in consideration of the benefits of this Agreement to Seller and the Shareholders and as a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price, Seller and the Shareholders each hereby covenant and agree that (i) for a period of three years after the Closing Date, neither Seller nor the Shareholders shall, and each shall cause their Affiliates not to, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages in the business of selling, servicing, renting, leasing, insuring or financing new or used Class 3 through 8 trucks or any other business activity in which Purchaser or any of its Affiliates participates within 200 miles of any of Rush's or any of its Affiliates' geographical or commercial markets, as set forth in Rush's dealership agreements with Peterbilt; and (ii) for a period of five years after the Closing Date, neither Seller nor the Shareholders shall, and each shall cause their Affiliates not to, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages in the business of selling, servicing, renting, leasing, insuring or financing new or used Class 3 through 8 trucks or any other business activity in which Purchaser or any of its Affiliates participates within 200 miles of any of Seller's or any of its Affiliates' geographical or commercial markets, as set forth in Seller's dealership agreements with Peterbilt. Provided, however, the foregoing shall not, in any event, prohibit Seller or the Shareholders from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of Purchaser or any of its Affiliates, so long as neither Seller nor the Shareholders participate in any way in the management, operation or control of such entity. It is further recognized and agreed that, even though the activity may not be restricted under the foregoing provision, for a period of three years following the Closing Date, neither Seller nor the Shareholders shall, and each shall cause their Affiliates not to, provide any services to any person or entity which may be used against, or in conflict with the interests of, Purchaser or an Affiliate of Purchaser.

    (b)
    Judicial Reformation. Seller and the Shareholders acknowledge that, given the nature of Purchaser and its Affiliates' business, the covenants contained in this Section 12.8 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of Purchaser and its Affiliates' business and to protect their legitimate business interests. If, however, this Section 12.8 is determined by any court of competent jurisdiction to be unenforceable by reason of it extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable, over the largest geographic area as to which it may be enforceable and to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

    (c)
    Customer Lists, Nonsolicitation. In consideration of the benefits of this Agreement to Seller and the Shareholders and as a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price, Seller and the Shareholders each hereby further covenant and agree that for a period of five years following the Closing Date, Seller and the Shareholders shall not, and each shall cause their Affiliates not to, directly or indirectly, (i) use or make known to any person or entity the names or addresses of any clients or customers of any of Seller, Purchaser or any Affiliate of Purchaser or any other information pertaining to them, (ii) call on, solicit, take away or attempt to call on, solicit or take away any clients or customers of any of Seller, Purchaser or any Affiliate of Purchaser, or (iii) solicit for employment, recruit, hire or attempt to recruit or hire any employees of any of Seller, Purchaser or any Affiliate of Purchaser.

    (d)
    Equitable Relief. In the event of a breach or a threatened breach by either Seller or the Shareholders, or any of their respective Affiliates, of any of the provisions contained in this Section 12.8, Seller and the Shareholders each acknowledge that Purchaser and its Affiliates will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, Purchaser shall be entitled, without the necessity of posting a bond, to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to any other rights that Purchaser may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.

    (e)
    Covenants Independent. The separate covenants of each of Seller and the Shareholders contained in this Section 12.8 will be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Seller or the Shareholders against Purchaser or any Affiliate of Purchaser will not constitute a defense to the enforcement by Purchaser of said provisions. Seller and the Shareholders each understand that the provisions contained in this Section 12.8 are essential elements of the transactions contemplated by this Agreement and, but for their agreement to be bound by the provisions of this Section 12.8, Purchaser would not have agreed to enter into this Agreement and the transactions contemplated by this Agreement. Seller and the Shareholders each have been advised to consult with, and each represents that it or they have consulted with, counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section 12.8 and each acknowledges that the provisions of this Section 12.8 are reasonable in all respects.

        12.9 Repayment of Receivables from Affiliates. Seller and the Shareholders each hereby covenant and agree that at the Closing the Shareholders shall pay for the entire amount due on the accounts receivables from the Shareholders purchased by Purchaser pursuant to Section 3.1(b)(xv) and detailed on Attachment B.

        12.10 Repossession Losses, Finance Charge Backs and Buybacks. Purchaser hereby covenants and agrees that from and after the Closing Purchaser shall assume all liability for repossession losses, finance charge backs and buybacks (including in the latter case lease residual values) incurred in the normal course of the Business, whether prior to or after Closing, and Purchaser will fully indemnify Seller and the Shareholders from any liability associated with such liabilities.

        12.11 Collection of Warranty Receivables and Delivery of Funds to Seller. After Closing, the Purchaser, as Seller's agent, will use its best efforts to collect the Warranty Receivables owned and retained by Seller by taking those steps necessary to collect such Warranty Receivables in accordance with Purchaser's normal policies and procedures for collecting its own warranty receivables. Purchaser agrees to deliver the funds collected from Seller's Warranty Receivables to Seller on a monthly basis within 30 days of receipt of such funds.

        12.12 Release of Guarantees. If at Closing Seller and the Shareholders have not been released from all guarantees of indebtedness of Seller that are directly related to the Business as listed on Schedule 12.12 (other than guarantees of indebtedness related to Excluded Assets, or floor plan financing in place as of the Closing Date to secure Contracts in Transit Receivables), and if after Closing any beneficiaries under any such guarantees require payment by the Seller or Shareholders as guarantors, then Purchaser agrees to pay directly to the beneficiaries of any such guarantees the amounts of such required payments arising out of such guarantees, at the times and in the manner required under any such guarantees, and Rush shall indemnify Seller and the Shareholders with respect to any liability after the Closing under such guarantees.

        13.    INDEMNITY BY SELLER AND THE SHAREHOLDERS.

        13.1 Indemnity. Seller and the Shareholders (the "Seller Indemnifying Parties") shall, and hereby do, Jointly and Severally indemnify, hold harmless and defend Purchaser and its officers, directors, employees, agents, consultants, representatives and Affiliates (collectively, the "Purchaser Indemnified Parties") from and against any and all penalties, demands, damages, punitive damages asserted by third parties against a Purchaser Indemnified Party, or losses, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon) and remediation costs and expenses (including, without limitation, reasonable attorneys' fees), of any of the Purchaser Indemnified Parties (collectively, "Purchaser Damages"), in any event which Purchaser Damages have been paid by Purchaser Indemnified Parties or incurred by Purchaser Indemnified Parties resulting or arising from or incurred in connection with any one or more of the following (provided that this Section 13.1 shall not apply either to any Assumed Obligations or any other liabilities or obligations that have been expressly assumed by Purchaser under this Agreement, or to Purchaser Environmental Liabilities):

    (a)
    other than Assumed Obligations, any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to the Assets or the Business to the extent such liability or claim for liability arises in connection with any action or omission by Seller or the Shareholders or event occurring in connection with the operation of the Business in any case on or prior to the Closing Date (including, but not limited to, claims for product liability with respect to products manufactured, distributed or sold by Seller on or prior to the Closing Date);

    (b)
    any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to any Encumbrances, other than Permitted Encumbrances not required to be paid or released by Seller following the Closing, of any nature whatsoever against or in any way related to the Assets or the Business which have not been expressly assumed by Purchaser hereunder;

    (c)
    any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to Taxes of Seller which have not been expressly assumed by Purchaser under this Agreement;

    (d)
    any liability or claim for liability (whether or not successful) related to any lawsuit or threatened lawsuit or claim related to the Assets or Business, based on events occurring in connection with the operation of the Business on or prior to the Closing Date, and involving either Seller or the Shareholders, other than claims brought by Seller pursuant to Article 14;

    (e)
    any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of either Seller or the Shareholders under this Agreement or any misrepresentation in or omission from any Schedule, the Seller Certificate or the exhibits and annexes hereto;

    (f)
    any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) directly related to the Excluded Assets; and

    (g)
    all actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) validly arising from any of the foregoing.

        13.2 Environmental Liability of Seller and the Shareholders. This section sets forth the exclusive remedy for Purchaser in connection with environmental, safety and health matters relating to the Assets and the Business. Seller and the Shareholders Jointly and Severally shall retain liability for, and Seller and the Shareholders Jointly and Severally shall indemnify, hold harmless and defend the Purchaser Indemnified Parties, at all times from and after the date of this Agreement, from and against all claims (whether in contract, in tort or otherwise, and whether or not successful), fines, penalties, liabilities, damages and losses, including but not limited to remedial, removal, response, abatement, clean-up, investigation and monitoring costs and any other related costs and expenses incurred (whether any claims or causes of action relating thereto be asserted in common law or under statute and regardless of form including strict liability and negligence) (collectively referred to as "Purchaser Environmental Liabilities") arising from (a) any violation of any Requirement of Environmental Law or Environmental Permits (as those terms are hereinafter defined) of Seller or the Shareholders occurring or existing prior to the Closing Date; (b) any acts, omissions, conditions, facts, or circumstances occurring or existing prior to the Closing Date with respect to the Assets, the Business or the operations of Seller to the extent such acts, omissions, conditions, facts or circumstances cause an Environmental Claim (as hereinafter defined) before or after the date hereof; and (c) any failure of Seller or the Shareholders to obtain or possess any material Environmental Permit. For purposes of this Section 13.2, the term "Environmental Claim" means any action, lawsuit, claim or proceeding by any Person relating to the Assets or the Business or the operations or the business of either Seller which seeks to impose liability for (i) noise; (ii) pollution or contamination or threatened pollution or contamination of the air, surface water, groundwater or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic substances; or (v) noncompliance with any Requirement of Environmental Law. An Environmental Claim includes, without limitation, a proceeding to terminate a permit or license to the extent that such a proceeding attempts to redress violations of the applicable permit or license or any Requirement of Environmental Law as alleged by any Governmental Authority. For purposes of this Section 13.2, the term "Environmental Permit" means any permit, license, approval or other authorization related to, used in connection with or necessary for the operation or use of the Business or the Assets, or the operations or the businesses of Seller under any applicable Requirement of Environmental Law. For purposes of this Section 13.2, the term "Requirement of Environmental Law" means all Governmental Requirements related to health or the environment, including, but not limited to, all Governmental

Requirements that relate to (i) noise; (ii) pollution or protection of the air, surface water, groundwater or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic substances; or (v) any other matters related to health or the environment.

        13.3 Payment. The Seller Indemnifying Parties shall promptly pay, no more frequently than once every 30 days, to Purchaser or such other Purchaser Indemnified Party as may be entitled to indemnity hereunder in cash by wire transfer of immediately available funds the amount of any Purchaser Damages to which Purchaser or such Purchaser Indemnified Party may become entitled by reason of the provisions of this Agreement.

        13.4 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the Seller Indemnifying Parties shall not be liable to indemnify the Purchaser Indemnified Parties for any matter that could be made subject of a claim under this Article 13 until the aggregate amount of any and all Purchaser Damages exceeds $1,000,000, at which time the Seller Indemnifying Parties shall be liable to indemnify the Purchaser Indemnified Parties for any and all Purchaser Damages in excess of $500,000. Additionally, notwithstanding any other provision in this Agreement, the total indemnification obligation of the Seller Indemnifying Parties to the Purchaser Indemnified Parties in connection with any and all Purchaser Damages shall be $4,000,000, and the Seller Indemnifying Parties shall have no further indemnification obligations to the Purchaser Indemnified Parties once, in the aggregate, the Purchaser Indemnified Parties have received payment of Purchaser Damages from the Seller Indemnifying Parties in such amount, except for claims related to any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement contained in Sections 4.6, 4.12, 4.14, 4.16 and 4.17 on the part of either Seller or the Shareholders or claims made pursuant to Sections 13.1(c) and 13.2, none of which shall not be subject to such limitation.

        13.5 Insurance and Refunds. The Seller Indemnifying Parties' indemnification obligations shall be reduced to the extent that any Purchaser Damages or Purchaser Environmental Liabilities are covered by and paid to a Purchaser Indemnified Party or any of their Affiliates pursuant to a warranty or indemnification from a third party or third party insurance. The amount of indemnification due from the Seller Indemnified Parties with respect to any Purchaser Damages or Purchaser Environmental Liabilities shall be reduced by the effect of any tax deduction, credit, refund or other Tax Benefit to a Purchaser Indemnified Party or any of their Affiliates resulting from any Purchaser Damages or Purchaser Environmental Liabilities. If the Purchaser Indemnified Parties or any of their Affiliates receive any payment or other benefit in connection with a warranty or indemnification from a third party, third party insurance or Tax Benefits (collectively "Proceeds or Refunds") covered by this Section 13.5 in connection with any Purchaser Damages or Purchaser Environmental Liabilities, then the Purchaser Indemnified Parties shall immediately pay such Proceeds or Refunds to the Seller Indemnifying Parties, to the extent that the Seller Indemnifying Parties have satisfied their indemnification obligation with respect to such Purchaser Damages or Purchaser Environmental Liabilities, and the amount of Purchaser Damages or Purchaser Environmental Liabilities (as applicable) which the Purchaser Indemnified Parties have received will be deemed reduced by the amount of Proceeds or Refunds paid to the Seller Indemnifying Parties.

        14.    INDEMNITY BY PURCHASER.

        14.1 Indemnity. Rush and all Persons included in the Purchaser (the "Purchaser Indemnifying Parties") shall, and hereby do, Jointly and Severally indemnify, hold harmless and defend Seller and the Shareholders and their respective officers, directors, employees, agents, consultants, representatives and Affiliates (collectively, the "Seller Indemnified Parties") from and against any and all penalties, demands, damages, punitive damages asserted by third parties against a Seller Indemnified Party, or losses, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever, refund obligations (including, without limitation, interest and penalties thereon) and remediation costs and expenses (including, without limitation, reasonable attorneys' fees), of any of the Seller Indemnified Parties (collectively, "Seller Damages"), in any event which Seller Damages have been paid by Seller Indemnified Parties or incurred by Seller Indemnified Parties resulting or arising from or incurred in connection with any one or more of the following:

    (a)
    any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Assets or the Business to the extent such liability or claim for liability arises either in connection with any Assumed Obligation or any other liability or obligation assumed by Purchaser in this Agreement or in connection with any action, omission or event occurring after the Closing Date (including, but not limited to, claims for product liability with respect to products manufactured, distributed or sold by Purchaser after the Closing Date);

    (b)
    all claims (whether in contract, in tort or otherwise, and whether or not successful), fines, penalties, liabilities, damages and losses, including but not limited to remedial, removal, response, abatement, clean-up, investigation and monitoring costs and any other related costs and expenses incurred (whether any claims or causes of action relating thereto be asserted in common law or under statute and regardless of form including strict liability and negligence) arising from (a) any violation of any Requirement of Environmental Law or Environmental Permits of Purchaser occurring after the Closing Date; (b) any acts, omissions, conditions, facts, or circumstances occurring after the Closing Date with respect to the Assets, the Business or the operations of Purchaser which give rise to an Environmental Claim after the Closing Date; and (c) any failure of Purchaser to obtain or maintain after the Closing Date, any Environmental Permit;

    (c)
    any claim for liability related in any way to the failure of Purchaser or Rush to release Seller and the Shareholders from all guarantees of indebtedness of Seller or related to the Business other than indebtedness related to Excluded Assets or floor plan financing in place as of the Closing Date to secure Contracts in Transit Receivables;

    (d)
    any claim for liability related in any way the payment of any federal, state or local transfer taxes in connection with the transactions contemplated by this agreement; and

    (e)
    any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Purchaser or Rush under this Agreement or any misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Seller or the Shareholders pursuant to the terms of this Agreement.

        14.2 Payment. The Purchaser Indemnifying Parties shall promptly pay, no more frequently than once every 30 days, to Seller or the Shareholders, as applicable, in cash by wire transfer of immediately available funds the amount of any Seller Damages to which Seller or the Shareholders, as applicable, may become entitled by reason of the provisions of this Agreement.

        14.3 Limitations on Indemnification. Notwithstanding any other provision of this Agreement, the Purchaser Indemnifying Parties shall not be liable to indemnify the Seller Indemnified Parties for any matter that could be made subject of a claim under this Article 14 until the aggregate amount of any and all Seller Damages exceeds $1,000,000, at which time the Purchaser Indemnifying Parties shall be liable to indemnify the Seller Indemnified Parties for any and all Seller Damages in excess of $500,000. Additionally, notwithstanding any other provision in this Agreement, the total indemnification obligation of the Purchaser Indemnifying Parties to the Seller Indemnified Parties in connection with any and all Seller Damages shall be $4,000,000, and the Purchaser Indemnifying Parties shall have no further indemnification obligations to the Seller Indemnified Parties once, in the aggregate, the Seller Indemnified Parties have received payment of Seller Damages from the Purchaser Indemnifying Parties in such amount, except for claims related to any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Purchaser, contained in Sections 5.2 and 12.10 and any indemnification provided by Purchaser to Seller and the Shareholders under the provisions of Section 12.12 and claims made pursuant to Sections 14.1(b) and 14.1(d), none of which shall not be subject to such limitation.

        14.4 Insurance and Refunds. The Purchaser Indemnifying Parties' indemnification obligations shall be reduced to the extent that any Seller Damages are covered by and paid to a Seller Indemnified Party or any of their Affiliates pursuant to a warranty or indemnification from a third party or third party insurance. The amount of indemnification due from the Purchaser Indemnified Parties with respect to any Seller Damages shall be reduced by the effect of any tax deduction, credit, refund or other Tax Benefit to a Seller Indemnified Party or any of their Affiliates resulting from any Seller Damages. If the Seller Indemnified Parties or any of their Affiliates receive any payment or other benefit in connection with a warranty or indemnification from a third party, third party insurance or Tax Benefits (collectively "Proceeds or Refunds") covered by this Section 14.4 in connection with any Seller Damages, then the Seller Indemnified Parties shall immediately pay such Proceeds or Refunds to the Purchaser Indemnifying Parties, to the extent that the Purchaser Indemnifying Parties have satisfied their indemnification obligation with respect to such Seller Damages, and the amount of Seller Damages which the Seller Indemnified Parties have received will be deemed reduced by the amount of Proceeds or Refunds paid to the Purchaser Indemnifying Parties.

        15.    INDEMNIFICATION MATTERS

        15.1 Third-Party Claims

    (a)
    Promptly after receipt by a Person entitled to indemnity under Article 13 or 14 (as appropriate) (an "Indemnified Person") of notice of the assertion of a claim by a third party that gives rise to damages from and against which such Person is indemnified under Article 13 or 14 (as appropriate) (a "Third- Party Claim"), such Indemnified Person shall give notice to the Person obligated to indemnify under Article 13 or 14 (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

    (b)
    If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 15.1 of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its

      election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under Article 13 or 14 (as appropriate) for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten Business Days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

    (c)
    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

    (d)
    With respect to any Third-Party Claim subject to indemnification under Article 13 or 14 (as appropriate), (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related legal proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

    (e)
    With respect to any Third-Party Claim subject to indemnification under Article 13 or 14 (as appropriate), the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

        15.2 Exclusive Remedy. Notwithstanding any other provision in this Agreement or any other Agreement or document entered into with respect to the transactions contemplated hereby, the parties hereto acknowledge and agree that their exclusive remedy with respect to any and all claims against the other parties hereto relating to any of this Agreement, the Assets, the Business, or the transactions contemplated by this Agreement shall be pursuant to the indemnification provisions set forth in Articles 13 and 14, as applicable, and specific performance (if specific performance is appropriate to enforce any covenants or agreements of the other parties set forth in this Agreement).

        15.3 Limitation on Damages. Notwithstanding anything contained herein to the contrary, no party providing indemnification under this Agreement shall have any obligation to indemnify any party entitled to indemnification for loss of profits or for consequential, incidental, punitive or exemplary damages.

        15.4 Survival of Indemnification Obligations. The indemnification obligations set forth in Articles 13, 14 and 15 of this Agreement shall survive for a period of eighteen months from the Closing Date. The indemnification obligations of the Seller Indemnifying Parties to the Purchaser Indemnified Parties, on the one hand, and of the Purchaser Indemnifying Parties to the Seller Indemnified Parties, on the other hand, shall only apply to claims for indemnification of which the party seeking indemnification has given the party obligated to provide indemnification written notice of a claim for indemnification, setting forth in reasonable detail the nature and basis of the claim and an estimate of the dollar amount thereof, on or before 548 days after the Closing Date.

        16.    ASSUMPTION OF LEASES.     At Closing, Seller and Purchaser shall execute Agreements for Lease Assignment for each Dealership Leased Facility evidencing the assignment of such leases by Seller and the assumption of the obligations of the lessee or tenant under such leases by Purchaser.

        17.    SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER.

        17.1 New Employees of Purchaser. It is the intention of Purchaser, and Seller hereby acknowledges and agrees with such position, that any Employees hired by Purchaser ("Transferred Employees") will be new employees of Purchaser as of the Closing Date or the date of hire, whichever is later.

    (a)
    Credited Service. On and after the Closing Date, Purchaser shall give the Transferred Employees full credit for purposes of eligibility to participate, early retirement eligibility and vesting under any Employee Plans maintained by Purchaser for the Transferred Employees' service with Seller and the Business to the same extent recognized by the Seller and the Business immediately prior to the Closing Date.

    (b)
    Employee Benefits. Purchaser shall: (i) allow each Transferred Employee participating in the Savings Plan as of the Closing Date to become a participant in Rush's defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code as of the Closing Date; (ii) effective as of the Closing, make available to all Transferred Employees employee benefits substantially similar in the aggregate as those available to similarly situated employees of the Purchaser; (iii) effective as of the Closing Date, waive any pre-existing condition or waiting period requirements, if any, for the Transferred Employees (and their eligible dependents) under Purchaser's health and dental plans or other welfare benefit plans of Purchaser ("Purchaser Welfare Plans") to the extent restricted by the applicable plan document, policy or insurance carrier and, if applicable, such carrier will waive such requirements upon request by Purchaser; (iv) effective as of the Closing, the Purchaser 401(k) Plan will accept rollovers of benefits distributed to Transferred Employees from the Savings Plan; and (v) provide each Transferred Employee with credit under any Purchaser Welfare Plan for any co-payments and deductibles paid under a corresponding Seller plan in the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plan in which the Transferred Employees are eligible to participate after Closing.

    (c)
    COBRA. The Purchaser shall be responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), to all Employees or former Employees of Seller ("Affected Employees") and their eligible dependents, as if any such Affected Employees had for purposes of COBRA been employed by Purchaser at all times relevant before the Closing Date, and the Purchaser shall indemnify Seller and Shareholders for any and all loss, cost or expense relating to liabilities and claims arising under COBRA subsequent to the Closing Date. The Purchaser shall maintain an employee welfare benefit plan (as defined in section 3(1) of ERISA) to the extent and for the entire period necessary to satisfy the COBRA obligations, which are outlined in this Section. The provisions of this Section shall survive the termination of this Agreement and shall last as long as Purchaser is obligated to provide COBRA to the Affected Employees under applicable law.

        17.2 Cooperation in Employment Screening. Purchaser specifically does not commit to hire any of the Employees. However, Seller understands and acknowledges that Purchaser intends to offer substantially equivalent employment to substantially all of the Employees as of the Closing Date. Purchaser therefore expects to be able to review Employee records and conduct Employee interviews. Seller agrees that after the date hereof it will make, on a confidential basis, its Employee records available to Purchaser and permit Purchaser to contact its Employees for the purpose of conducting Employee interviews. Seller further agrees to make its Employees designated by Purchaser available to Purchaser for such purpose between the date of this Agreement and the Closing Date.

        17.3 Existing Employee Plans; Assumption of Vacation and Sick Leave Obligations. At the Closing, Purchaser shall assume Seller's obligations to Employees hired by Purchaser for accrued but unused vacation and sick leave. Except for vacation and sick leave time and COBRA obligations assumed by Purchaser as set forth above, Purchaser shall have no obligation after the Closing to continue any pension plans, 401(k) plans or work benefit plans currently offered by Seller to Employees. Except for vacation and sick leave time and COBRA obligations assumed by Purchaser as set forth above, Seller and the Shareholders Jointly and Severally agree to indemnify and hold harmless Purchaser from and against any claim which may arise because of the failure to continue such pension plans or work benefit programs.

        18.    TERMINATION.     This Agreement may be terminated without (except as provided in this Article 18) further obligation of the parties, as follows:

        18.1 Mutual Consent. This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties hereto.

        18.2 Failure of Purchaser to Waive Condition. This Agreement may be terminated by Seller or any Shareholder as provided in Section 10.9.

        18.3 Non-Satisfaction of Conditions. This Agreement may be terminated by Purchaser on the one hand, or by Seller or any Shareholder on the other hand, if all conditions, as set forth in this Agreement, to any such party's obligations under this Agreement are not satisfied or waived on or prior to the Closing Date. Any such termination shall not limit the remedies additionally available to a party as a result of misrepresentations of or breaches by another party, and any such termination shall not limit Seller's and the Shareholders' right, if any, to be paid the Termination Fee.

        18.4 Failure to Close. This Agreement will automatically terminate on June 30, 2005, if the Closing shall not have occurred on or before such date, unless the parties shall have otherwise agreed in writing prior to such date. Any such termination shall not limit the remedies additionally available to a party as a result of misrepresentations of or breaches by another party, and any such termination shall not limit Seller's and the Shareholders' right, if any, to be paid the Termination Fee.

        18.5 Termination Fee. In the event that (i) Purchaser terminates this Agreement pursuant to Section 18.3 due to non-satisfaction of the condition provided for in Section 10.15, or (ii) Seller terminates this Agreement in accordance with Section 11.8, Purchaser will be obligated to immediately pay to Seller and the Shareholders a fee in the amount of $1,000,000 (the "Termination Fee"). In the event that the Closing shall not have occurred on or before November 30, 2004, then Purchaser and Seller will enter into an escrow agreement (the "Escrow Agreement") with an escrow agent (the "Escrow Agent") mutually acceptable to Purchaser and Seller, and Purchaser will deliver the Termination Fee in cash by wire transfer of immediately available funds to an account specified by the Escrow Agent to be held in escrow pursuant to the terms of the Escrow Agreement. If the Closing shall not have occurred by November 30, 2004 and Purchaser has shall not have paid the Termination Fee to an Escrow Agent, then Seller or the Shareholders may terminate this Agreement. The Escrow Agreement will provide that the Termination Fee will be held by the Escrow Agent until the first to occur of the following: (i) the termination of this Agreement under circumstances that obligate Purchaser to pay the Termination Fee, at which time the Termination Fee (minus all fees and expenses charged in connection with the Escrow Agreement) will be paid to Seller and the Shareholders by the Escrow Agent to satisfy Purchaser's obligations to pay the Termination Fee under this Section 18.5, (ii) this Agreement is terminated under circumstances that do not obligate Purchaser to pay the Termination Fee, at which time the Termination Fee (minus all fees and expenses charged in connection with the Escrow Agreement) will be refunded by the Escrow Agent to Purchaser, or (iii) the Closing, at which time the Termination Fee (minus all fees and expenses charged in connection with the Escrow Agreement) will be paid to Seller and the Shareholders by the Escrow Agent and the Purchase Price will be reduced by the amount of the Termination Fee (minus all fees and expenses charged in connection with the Escrow Agreement).

        18.6 Provisions that Survive Termination. The obligations of the parties under the confidentiality provisions in Section 12.6, the governing law provisions in Section 20.1, expense provisions in Section 20.4, the arbitration provisions in Section 20.14, the press release and public announcement provisions in Section 20.12 and the provisions in Articles 19 and this Section 18.6 shall survive Termination.

        19.    NOTICES.     All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:

  (a)
  If to Purchaser, such notices, demands and other communications shall be deemed delivered to all entities comprising Purchaser, if they are sent to Rush as follows:

If mailed to Rush:	P. O. Box 34630 San Antonio, Texas 78265-4630 Attention: W. Marvin Rush
If personally delivered or delivered by overnight courier to Rush:
555 I.H. 35 South, Suite 500 New Braunfels, Texas 78130 Attention: W. Marvin Rush Facsimile No.: (830) 626-5315
With a copy to:
Fulbright & Jaworski L.L.P. 300 Convent Street, Suite 2200 San Antonio, Texas 78205 Attention: Phillip M. Renfro, Esq. Facsimile No.: (210) 270-7205
(b)
If to Seller or the Shareholders, such notices, demands and other communications shall be deemed delivered to all entities comprising Seller and shall be deemed delivered to the Shareholders, if they are sent to ATS as follows:

If mailed to ATS or the Shareholders:
1529 Bonham Court Irving, Texas 75030 Attention: John D. Moore Facsimile No.: (214) 441-0364
With a copy to:
Jenkens & Gilchrist, P.C. 1401 McKinney, Suite 2600 Houston, Texas 77010 Attention: Donald W. Brodsky Facsimile No.: (713) 951-3314

Any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Article 19shall be effective when received at the address for notice for the party to which the notice is given.

        20.    GENERAL PROVISIONS.

        20.1 Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to conflict-of-law principles. The parties agree to submit to the jurisdiction of the state and federal courts of the State of Texas with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, obligations, powers and other relations among the parties arising under this Agreement. Exclusive venue for any action arising under this Agreement shall be San Antonio,

Bexar County, Texas. The section headings contained in this Agreement are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

        20.2 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current commercial arbitration rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

        20.3 Entire Agreement. This Agreement, the Schedules and the documents and agreements referenced herein including, without limitation, the documents relating to those transactions contemplated by Section 2.4 set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof, except for the letter agreement dated June 3, 2004 between Rush and Seller, which shall remain in full force and effect until and unless the transactions contemplated by this Agreement are consummated. Subject to the preceding sentence, no representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied or referenced in this Agreement, the Schedules or the documents or agreements referenced herein, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

        20.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties will pay all costs and expenses of its or their performance of and compliance with this Agreement.

        20.5 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

        20.6 Assignment. This Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.

        20.7 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.

        20.8 Gender; Numbers. All references in this Agreement to the masculine, feminine or neuter genders shall, where appropriate, be deemed to include all other genders. All plurals used in this Agreement shall, where appropriate, be deemed to be singular, and vice versa.

        20.9 Certain Interpretive Matters and Definitions. The word "including" means "including, without limitation," and does not limit the preceding words or terms.

        20.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

        20.11 Facsimile Execution and Delivery. A facsimile or other electronic reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile or other reproduction hereof.

        20.12 Press Releases. No press releases or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement shall be made prior to the Closing Date without the joint approval of Purchaser and Seller, except as required by law.

        20.13 Review of Counsel. Each party hereto acknowledges that it and its counsel have received, reviewed and been involved in the drafting of this Agreement and the agreements referenced herein to be executed at Closing and that normal rules of construction, to the effect that ambiguities are to be resolved against the drafting party, shall not apply.

        20.14 Arbitration.

    (a)
    The parties will attempt in good faith to resolve promptly by negotiation any and all controversies and disputes arising under, out of or relating to this Agreement or the transactions contemplated by this Agreement (a "Dispute"), other than (i) Disputes arising out of a party's fraudulent acts or omissions or willful misconduct, which Disputes shall be submitted directly to arbitration in accordance with the procedures set forth in this Section 20.14 and (ii) Disputes arising under Sections 12.6 and 12.8 dealing with restrictive covenants and nondisclosure of confidential information with respect to which the parties expressly reserve the right to petition a court directly for injunctive and other relief without taking any additional steps. If such negotiation has not resulted in a resolution of such Dispute within 30 days of the receipt by a party of a written notification by the other party of a Dispute, such Dispute will be settled by final and binding arbitration in accordance with the procedures and conditions set forth herein, which may be initiated by either party following such 30-day period in accordance with this Section 20.14.

    (b)
    Except as modified herein, the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq., will apply to any arbitration hereunder.

    (c)
    Any arbitration proceedings hereunder will be conducted in Dallas, Texas. The arbitration will be administered by the American Arbitration Association (the "AAA"), pursuant to the then-prevailing Commercial Arbitration Rules (the "Rules"), subject to the limitations and modifications set forth herein.

    (d)
    Notice of a demand for arbitration (a "Notice to Arbitrate") must be accompanied by a short and plain statement of the party's claim(s), the grounds for same and the relief sought and, unless the parties have already agreed upon a single Arbitrator to conduct the arbitration, shall appoint one Arbitrator. Within 30 days of receipt of a Notice to Arbitrate, the other party must set forth in writing and deliver to the party who gave such Notice to Arbitrate an answer setting forth its response to the claim for relief, as well as any affirmative defenses and counterclaims and, unless the parties have already agreed upon a single Arbitrator, shall appoint one Arbitrator. If the parties agree upon a single Arbitrator, then the date of the other party's answer will be the date of the appointment of the Tribunal.

    (e)
    The arbitration will be before a panel (the "Tribunal") of three neutral arbitrators (each, an "Arbitrator"). If the parties agree upon a single Arbitrator to conduct the arbitration, references herein to the Tribunal mean such single Arbitrator. If the parties have not agreed upon a single Arbitrator, each party shall appoint one Arbitrator as provided in Section 20.14(d). The third Arbitrator shall be appointed jointly by the first two Arbitrators. If the Arbitrators appointed by the parties cannot agree upon a third Arbitrator within 30 business days from their appointment, the third Arbitrator will be selected by the AAA in accordance with the Rules.

    (f)
    Each Arbitrator must be a member of a state bar engaged in the practice of law in the United States or a retired member of a state or the federal judiciary in the United States.

    (g)
    Neither party will have the right to ex parte contact with the Tribunal. The Tribunal is only authorized to, and only has the consent of the parties to, interpret and apply the terms and conditions of this Agreement. The Tribunal is not authorized to and shall not add to, detract from or modify any term or condition of this Agreement, or deprive either party of any right or remedy expressly provided hereunder. In the event that the Arbitrator exceeds his or her authority under this Agreement and violates its provisions, either party may petition a court of competent jurisdiction to vacate the Arbitration Award on the grounds that the Arbitrator exceeded his or her authority. The court shall make its determination based on the record from the arbitration, affidavits submitted by the parties, and briefing submitted by the parties. In any event, the parties expressly waive any right to a jury trial and stipulate that any designated issues will be decided by the court without a jury.

    (h)
    It will be the responsibility of each party to timely comply with the AAA's requests for payment of the Tribunal's fees. Any Tribunal fees that are due prior to the issuance of an Arbitration Award shall be evenly divided between the parties. Any party who has not complied with any such request within 30 calendar days thereof will be deemed in default of this Agreement and the Tribunal may enter a default judgment against such party on the merits.

    (i)
    The parties will make mandatory disclosures as required under Federal Rule of Civil Procedure 26(a)(1) and (2). The parties will not have the right to conduct and enforce pre-hearing discovery except as follows:

    (i)
    Each party may serve no more than one set of interrogatories limited to no more than 30 questions, including subparts. Answers to interrogatories will be due 30 days after receipt.

    (ii)
    Each party may depose no more than two experts and two fact witnesses.

    (iii)
    The Tribunal will have the right and authority to decide any and all discovery disputes with respect to the foregoing limitations.

    (j)
    The Tribunal will issue and deliver to each party a written and signed award (the "Arbitration Award") after the conclusion of the hearing before the Tribunal provided in this Section 20.14. The Arbitration Award will (i) contain the factual and legal basis for such award, (ii) be based on the evidence admitted and the substantive laws of the State of Texas and (iii) contain an award for each issue and counterclaim. If three Arbitrators have been appointed, the award of the Tribunal shall require a majority of the Arbitrators. The Arbitration Award will, in addition to the relief granted therein, award attorneys' fees and costs to the prevailing party as the Arbitrator may determine in light of all of the circumstances. The term "costs" includes court costs, the fees of the Tribunal, administrative fees, travel expenses and out-of-pocket expenses such as copying charges, telephone expenses and witness fees (including expert witness fees), and reasonable internal costs. The Arbitration Award will be binding upon the parties in accordance with its terms provided that the Arbitration Award is rendered, and the Arbitration proceedings are conducted, in accordance with the terms and provisions of this Agreement.

    (k)
    The Arbitration Award may be enforced by any court of competent jurisdiction.

        20.15 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets to Purchaser.

(SIGNATURE PAGES FOLLOW)

SIGNATURE PAGE(S) FOR ASSET PURCHASE AGREEMENT MADE AS OF SEPTEMBER 15, 2004 BY AND AMONG RUSH ENTERPRISES, INC., RUSH TRUCK CENTERS OF TEXAS, L.P., RUSH TRUCK CENTERS OF ALABAMA, INC., RUSH TRUCK CENTERS OF TENNESSEE, INC., RUSH TRUCK CENTERS OF INDIANA, INC., RUSH ADMINISTRATIVE SERVICES, INC., AMERICAN TRUCK SOURCE, INC., AMERICAN TRUCK SOURCE FINANCIAL CORPORATION, DALLAS PETERBILT, LTD., LOUISVILLE PETERBILT, INC., NASHVILLE PETERBILT, INC., BIRMINGHAM PETERBILT, INC., AMERICAN TRUCK SOURCE LEASING, INC., HIGHLAND PARK LAND CO., INC., JOHN D. MOORE, JESSE T. KIRK AND MILO KIRK.

        IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

RUSH
RUSH ENTERPRISES, INC.
By:	/s/ MARVIN RUSH
Name:	Marvin Rush
Title:	Chairman and Chief Executive Officer
PURCHASER:
RUSH TRUCK CENTERS OF TEXAS, L.P.
By:	Rushtex, Inc., its general partner
	By:	/s/ MARVIN RUSH
	Name:	Marvin Rush
	Title:	Chairman and Chief Executive Officer
RUSH TRUCK CENTERS OF ALABAMA, INC.
By:	/s/ MARVIN RUSH
Name:	Marvin Rush
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE(S) FOR ASSET PURCHASE AGREEMENT MADE AS OF SEPTEMBER 15, 2004 BY AND AMONG RUSH ENTERPRISES, INC., RUSH TRUCK CENTERS OF TEXAS, L.P., RUSH TRUCK CENTERS OF ALABAMA, INC., RUSH TRUCK CENTERS OF TENNESSEE, INC., RUSH TRUCK CENTERS OF INDIANA, INC., RUSH ADMINISTRATIVE SERVICES, INC., AMERICAN TRUCK SOURCE, INC., AMERICAN TRUCK SOURCE FINANCIAL CORPORATION, DALLAS PETERBILT, LTD., LOUISVILLE PETERBILT, INC., NASHVILLE PETERBILT, INC., BIRMINGHAM PETERBILT, INC., AMERICAN TRUCK SOURCE LEASING, INC., HIGHLAND PARK LAND CO., INC., JOHN D. MOORE, JESSE T. KIRK AND MILO KIRK.

RUSH TRUCK CENTERS OF TENNESSEE, INC.
By:	/s/ MARVIN RUSH
Name:	Marvin Rush
Title:	Chairman and Chief Executive Officer
RUSH TRUCK CENTERS OF INDIANA, INC.
By:	/s/ MARVIN RUSH
Name:	Marvin Rush
Title:	Chairman and Chief Executive Officer
RUSH ADMINISTRATIVE SERVICES, INC.
By:	/s/ MARVIN RUSH
Name:	Marvin Rush
Title:	Chairman and Chief Executive Officer
SELLERS:
AMERICAN TRUCK SOURCE, INC.
By:	/s/ JESSE T. KIRK
Name:	Jesse T. Kirk
Title:	Chairman

SIGNATURE PAGE(S) FOR ASSET PURCHASE AGREEMENT MADE AS OF SEPTEMBER 15, 2004 BY AND AMONG RUSH ENTERPRISES, INC., RUSH TRUCK CENTERS OF TEXAS, L.P., RUSH TRUCK CENTERS OF ALABAMA, INC., RUSH TRUCK CENTERS OF TENNESSEE, INC., RUSH TRUCK CENTERS OF INDIANA, INC., RUSH ADMINISTRATIVE SERVICES, INC., AMERICAN TRUCK SOURCE, INC., AMERICAN TRUCK SOURCE FINANCIAL CORPORATION, DALLAS PETERBILT, LTD., LOUISVILLE PETERBILT, INC., NASHVILLE PETERBILT, INC., BIRMINGHAM PETERBILT, INC., AMERICAN TRUCK SOURCE LEASING, INC., HIGHLAND PARK LAND CO., INC., JOHN D. MOORE, JESSE T. KIRK AND MILO KIRK.

AMERICAN TRUCK SOURCE FINANCIAL CORPORATION
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President
DALLAS PETERBILT, LTD., L.L.P. BY: ATS HOLDINGS, INC., GENERAL PARTNER
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President
LOUISVILLE PETERBILT, INC.
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President
NASHVILLE PETERBILT, INC.
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President

SIGNATURE PAGE(S) FOR ASSET PURCHASE AGREEMENT MADE AS OF SEPTEMBER 15, 2004 BY AND AMONG RUSH ENTERPRISES, INC., RUSH TRUCK CENTERS OF TEXAS, L.P., RUSH TRUCK CENTERS OF ALABAMA, INC., RUSH TRUCK CENTERS OF TENNESSEE, INC., RUSH TRUCK CENTERS OF INDIANA, INC., RUSH ADMINISTRATIVE SERVICES, INC., AMERICAN TRUCK SOURCE, INC., AMERICAN TRUCK SOURCE FINANCIAL CORPORATION, DALLAS PETERBILT, LTD., LOUISVILLE PETERBILT, INC., NASHVILLE PETERBILT, INC., BIRMINGHAM PETERBILT, INC., AMERICAN TRUCK SOURCE LEASING, INC., HIGHLAND PARK LAND CO., INC., JOHN D. MOORE, JESSE T. KIRK AND MILO KIRK.

BIRMINGHAM PETERBILT, INC.
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President
AMERICAN TRUCK SOURCE LEASING, INC.
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President
HIGHLAND PARK LAND CO., INC.
By:	/s/ JOHN D. MOORE
Name:	John D. Moore
Title:	President
SHAREHOLDERS:
/s/ JOHN D. MOORE John D. Moore

SIGNATURE PAGE(S) FOR ASSET PURCHASE AGREEMENT MADE AS OF SEPTEMBER 15, 2004 BY AND AMONG RUSH ENTERPRISES, INC., RUSH TRUCK CENTERS OF TEXAS, L.P., RUSH TRUCK CENTERS OF ALABAMA, INC., RUSH TRUCK CENTERS OF TENNESSEE, INC., RUSH TRUCK CENTERS OF INDIANA, INC., RUSH ADMINISTRATIVE SERVICES, INC., AMERICAN TRUCK SOURCE, INC., AMERICAN TRUCK SOURCE FINANCIAL CORPORATION, DALLAS PETERBILT, LTD., LOUISVILLE PETERBILT, INC., NASHVILLE PETERBILT, INC., BIRMINGHAM PETERBILT, INC., AMERICAN TRUCK SOURCE LEASING, INC., HIGHLAND PARK LAND CO., INC., JOHN D. MOORE, JESSE T. KIRK AND MILO KIRK.

/s/ JESSE T. KIRK Jesse T. Kirk
/s/ MILO KIRK Milo Kirk

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  EXHIBIT 2.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
  1. GENERAL DEFINITIONS.
  2. PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.
  3. PURCHASE PRICE.
  4. REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS.
  5. REPRESENTATIONS AND WARRANTIES OF RUSH AND PURCHASER.
  6. SURVIVAL.
  7. CONTRACTS PRIOR TO THE CLOSING DATE.
  8. COVENANTS OF SELLER AND THE SHAREHOLDERS PRIOR TO CLOSING DATE.
  9. COVENANTS REGARDING THE CLOSING.
  10. CONDITIONS TO OBLIGATIONS OF PURCHASER.
  11. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.
  12. SPECIAL CLOSING AND POST-CLOSING COVENANT.
  13. INDEMNITY BY SELLER AND THE SHAREHOLDERS.
  14. INDEMNITY BY PURCHASER.
  15. INDEMNIFICATION MATTERS
  16. ASSUMPTION OF LEASES.
  17. SPECIAL PROVISIONS REGARDING EMPLOYEES OF SELLER.
  18. TERMINATION.
  19. NOTICES.
  20. GENERAL PROVISIONS.